                                                                    EXHIBIT 10.6

                    _______________________________________
                            ASSET PURCHASE AGREEMENT

                              DATED MARCH 10, 1998

                                 BY AND BETWEEN

                                TRITON PCS, INC.

                                      AND

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                    _______________________________________

                               TABLE OF CONTENTS
                               -----------------

RECITALS...................................................................   1

SECTION 1. DEFINITIONS.....................................................   1

SECTION 2. PURCHASE OF ASSETS; CONSIDERATION...............................  11
       2.1  Purchase of Assets.............................................  11
       2.2  Purchase Price.................................................  12
       2.3  Escrow.........................................................  12
       2.4  Holdback.......................................................  12
       2.5  Payment of Purchase Price......................................  12
       2.6  Capital Expenditure Payment....................................  12
       2.7  Purchase Price Adjustment......................................  13
       2.8  Taxes..........................................................  14
       2.9  Non-Compete/Non-Solicitation...................................  14

SECTION 3. ASSUMPTION OF OBLIGATIONS.......................................  14
       3.1  Assumption of Obligations......................................  14
       3.2  Limitation.....................................................  15

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER........................  16
       4.1  Authority......................................................  16
       4.2  Qualification..................................................  16
       4.3  Authorization and Binding Obligation...........................  16
       4.4  Absence of Certain Changes or Events; Material Adverse Change..  16
       4.5  Use of Assets..................................................  18
       4.6  No Conflict or Violation.......................................  18
       4.7  Consents.......................................................  19
       4.8  Governmental Authorizations....................................  19
       4.9  Real Property..................................................  20
      4.10  Personal Property..............................................  20
      4.11  Subscribers and Suppliers......................................  21
      4.12  Resale Agreements..............................................  21
      4.13  Financial Statements...........................................  21
      4.14  Contracts......................................................  21
      4.15  Intangibles....................................................  22
      4.16  Taxes..........................................................  22
      4.17  Insurance......................................................  23
      4.18  Labor Matters..................................................  23

      4.19  Employee Benefit Plans.........................................  23
      4.20  Litigation.....................................................  24
      4.21  Compliance With Laws...........................................  24
      4.22  Bankruptcy.....................................................  24
      4.23  Environmental and Safety Compliance............................  24
      4.24  Broker.........................................................  25
      4.25  Accounts Receivable............................................  25
      4.26  Inventory......................................................  26
      4.27  Title; Location of Assets......................................  26
      4.28  Transactions with Related Parties..............................  26
      4.29  Books and Records..............................................  26
      4.30  No Other Agreements to Sell the Assets.........................  26
      4.31  Disclosure.....................................................  26

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.........................  27
       5.1  Organization, Standing and Authority...........................  27
       5.2  Authorization and Binding Obligation...........................  27
       5.3  No Conflict or Violation.......................................  27
       5.4  Consents.......................................................  27
       5.5  Buyer Qualifications...........................................  28
       5.6  Litigation.....................................................  28
       5.7  Compliance With Laws...........................................  28
       5.8  Bankruptcy.....................................................  28
       5.9  Broker.........................................................  28
      5.10  Financial Capability...........................................  28
      5.11  Knowledge of Claims............................................  29

SECTION 6. COVENANTS OF SELLER.............................................  29
       6.1  Pre-Closing Covenants..........................................  29
       6.2  Closing Covenant...............................................  33
       6.3  Title; Risk of Loss............................................  33
       6.4  Environmental Obligations......................................  33
       6.5  Notice of Certain Events.......................................  34
       6.6  Audited Financial Statements...................................  34
       6.7  Seller to Remain In Control....................................  35

SECTION 7. CLOSING COVENANTS OF BUYER......................................  35
       7.1  Pre-Closing Covenants..........................................  35
       7.2  Notice of Certain Events.......................................  35
       7.3  Closing Covenant...............................................  35

SECTION 8. SPECIAL COVENANTS AND AGREEMENTS................................  35
       8.1  FCC Consents...................................................  35

       8.2  Other Consents.................................................  36
       8.3  Cooperation....................................................  36
       8.4  HSR Filings....................................................  36
       8.5  Employees......................................................  36
       8.6  Schedule Revision..............................................  37
       8.7  Transition Services............................................  37
       8.8  Best Efforts to Obtain Financing...............................  37
       8.9  Best Efforts to Obtain Extensions..............................  37

SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER..................  37
       9.1  Conditions to Obligations of Buyer.............................  37
       9.2  Conditions to Obligations of Seller............................  40

SECTION 10. CLOSING; CLOSING DELIVERIES....................................  42
      10.1  Closing; Termination...........................................  42
      10.2  Deliveries by Seller...........................................  42
      10.3  Deliveries by Buyer............................................  43
      10.4  Form of Instruments............................................  44

SECTION 11. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING..................  44
      11.1  Tax Matters; Payments of Debts and Liabilities.................  44
      11.2  Closing Financial Statements...................................  45
      11.3  Rescission.....................................................  41

SECTION 12. TERMINATION....................................................  46
      12.1  Grounds for Termination........................................  46
      12.2  Breaches and Defaults; Opportunity to Cure.....................  46

SECTION 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
            INDEMNIFICATION................................................  47
      13.1  Representations and Warranties.................................  47
      13.2  Indemnification by Seller......................................  47
      13.3  Indemnification by Buyer.......................................  48
      13.4  Limitation of Damages..........................................  49
      13.5  Procedure for Indemnification..................................  49
      13.6  Knowledge and Materiality......................................  50

SECTION 14. REMEDIES.......................................................  51
      14.1  By Seller......................................................  51
      14.2  By Buyer.......................................................  51
      14.3  Generally; No Implied Release..................................  51
      14.4  Specific Performance...........................................  51

SECTION 15.  ARBITRATION...................................................  51

SECTION 16.  MISCELLANEOUS.................................................  52
      16.1  Allocation of Purchase Price...................................  52
      16.2  Fees and Expenses..............................................  52
      16.3  Notices........................................................  52
      16.4  Further Assurances.............................................  53
      16.5  Governing Law..................................................  54
      16.6  Headings.......................................................  54
      16.7  Gender and Number..............................................  54
      16.8  Entire Agreement...............................................  54
      16.9  Severability...................................................  54
     16.10  Benefit and Assignment.........................................  54
     16.11  Confidential Information.......................................  55
     16.12  Counterparts...................................................  55

SCHEDULES AND EXHIBITS
     Seller's Disclosure Schedule

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of March 10, 1998 by and between TRITON PCS, INC., a Delaware corporation ("Buyer"), and VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA , INC., a North Carolina corporation ("Seller").

                                    RECITALS
                                    --------

     WHEREAS, Seller is the holder of a non-wireline cellular license bearing the call sign KNKN557, issued by the FCC, and owns certain related assets, for the operation of the South Carolina 5-Georgetown Rural Service Area, Market No. 629A (the "System");

     WHEREAS, Seller also holds microwave licenses, issued by the FCC which are used in the operation of the System; and

     WHEREAS, Seller desires to sell and Buyer wishes to buy, on the terms and conditions set forth in this Agreement, the Assets of Seller identified herein which are used or useful in the operation of the System;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS.
            -----------

     The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

     "Accounts Receivable" means all subscriber accounts receivable and accounts
     ---------------------
receivable-installment and excluding accounts receivable-roamers, accounts receivable-employees, accounts receivable-credit cards and accounts receivable-other (as so designated in the Closing Date Balance Sheet).

     "Actions" shall have the meaning assigned to it in Section 4.20.
     ---------

     "Actual Qualified Subscriber Number" shall have the meaning assigned to it
     ------------------------------------
in Section 2.7(a).

     "Affiliate" means with respect to any Person, any other Person controlling,
     -----------
controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Assets" means all of Seller's right, title and interest in all of the
     --------
tangible and intangible assets, real, personal or mixed, now owned or held by Seller or hereafter acquired by Seller, wherever situated and located, on or prior to the Closing Date and used or useful in, or accounted for as part of, or necessary for the operation of the System, whether or not reflected on the Books and Records or the Financial Statements, other than the Excluded Assets, but otherwise including, without limitation, the Real Property, the Personal Property, the Contracts, the Governmental Authorizations (to the extent assignable), the Intangibles, the Books and Records, the Financial Statements, the Accounts Receivable, the Subscriber Agreements and all Cash and Cash Equivalents, and other current assets, as reflected in the Financial Statements. The Assets do not include any assets of Seller's Affiliates used to provide billing, legal, customer service, accounting, roaming support or other consolidated administrative or technical support functions (including networking facilities such as North American Cellular Networks ("NACN"), Cellular Digital Packet Data ("CDPD") and Short Messaging Service ("SMS")) located outside of the Market, none of which are reflected on the Books and Records.

     "Assignment Applications" shall have the meaning assigned to it in Section
     -------------------------
8.1.

     "Assumed Liabilities" shall have the meaning assigned to it in Section 3.1.
     ---------------------

     "Audited Financial Statements" shall have the meaning assigned to it in
     ------------------------------
Section 6.6.

     "Balance Sheet Date" means December 31,1997.
     --------------------

     "Benefit Arrangement" means any employment, consulting, severance or other
     ---------------------
similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or any other form of incentive compensation or post-retirement insurance, compensation or benefits which:

     1.   is not a Welfare Plan, Pension Plan or Multi-employer Plan,

     2. is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or its ERISA Affiliate or under which Seller or its ERISA Affiliate may incur any liability, and

     3. covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).

     "Books and Records" means all of the books and records (excluding the
     -------------------
Financial Statements) of Seller pertaining to the operation and maintenance of the System, other than the Excluded Assets, but otherwise including without limitation, (i) books and records relating to the purchase of materials and supplies, invoices, customer lists, supplier lists, billing records and subscriber information, (ii) public file materials, logs and engineering records, computer software and data in computer-readable and/or machine-readable form used to maintain such books and records, together with the media on which such software and data are stored which are located and maintained in the Market by Seller, (iii) plans, diagrams, blueprints, schematics, filings with Governmental Authorities and executed copies of Contracts, Subscriber Agreements and maintenance records.

     "Business Days" means all days except Saturday, Sunday and the holidays
     ---------------
recognized by the government of the United States for its employees.

     "Buyer Total Claim Cap" shall have the meaning assigned to it in Section
     -----------------------
13.3(c).

     "Buyer's Closing Certificate" shall have the meaning assigned to it in
     -----------------------------
Section 9.2(a).

     "Capital Expenditures Payment"  shall have the meaning assigned to it in
      ------------------------------
Section 2.6.

     "Capital Expenditures Summary" shall have the meaning assigned to it in
     ------------------------------
Section 2.6.

     "Cash and Cash Equivalents" means all cash on hand and in financial
     ---------------------------
institutions, including in the Lockbox, and cash equivalents.

     "Cell Site" means a location that contains, among other things, a low-power
     -----------
transmitter-receiver that communicates by radio signal with cellular telephones located in the Market.

     "Claimant" shall have the meaning assigned to it in Section 13.5(a).
     ----------

     "Claim Period" shall have the meaning assigned to it in Section 13.4(a).
     --------------

     "Claims" shall have the meaning assigned to it in Section 13.2(c).
     --------

     "Closing" means the consummation of the transactions contemplated in this
     ---------
Agreement in accordance with this Agreement.

     "Closing Financial Statements" means the balance sheet and the related
     ------------------------------
statements of income for the Seller as of, and for the period ended on, the Closing Date, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and presenting fairly the assets, liabilities and financial position of the Seller as of the Closing Date and the results of operations for the period then ended.

     "Closing Date" means the date on which the Closing occurs, as determined
     --------------
pursuant to Section 10.1(a).

     "Closing Date Balance Sheet " shall have the meaning assigned to it in
     -----------------------------
Section 2.7(c).

     "Closing Statement" have the meaning assigned to it in Section 2.7(c).
     -------------------

     "Code" means the Internal Revenue Code of 1986, as amended, and the
     ------
regulations promulgated thereunder.

     "CMRS" means Domestic Public Cellular Radio Telephone Service (47 C.F.R.
     ------
Part 22) or Broadband Personal Communications Services (47 C.F.R. Part 24), as the case may be.

     "Communications Act" means the Communications Act of 1934, as amended, and
     --------------------
the regulations promulgated thereunder.

     "Consents" means the FCC Consents, the filings required under the HSR Act,
     ----------
and the other consents, waivers, permits, and approvals of third parties, including without limitation Governmental Authorities, necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated hereby, including those Consents which are set forth in Seller's Disclosure Schedule.

     "Contracts" means all contracts, leases (for real or personal property),
     -----------
non-governmental licenses, commitments, understandings, and other agreements, including, without limitation, interconnection, agency, contour incursion, and contour excursion agreements, including any amendments or other modifications thereto, to which Seller is a party, that relate to the operation of the System, including those described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date, but excluding Excluded Assets.

     "Current Assets" means the following current Assets, excluding the Excluded
     ----------------
Assets, calculated in accordance with generally accepted accounting principles ("GAAP"), of Seller presented on the Closing Date Balance Sheet: (a) Cash and Cash Equivalents; (b) Accounts Receivable, net of reserves equal to 15% of Accounts Receivable; (c) Inventory for new cellular telephones, pagers and accessories reflected at the lower of cost or fair market value in accordance with GAAP and refurbished or used cellular telephones, pagers and accessories which Buyer has agreed to purchase at the price agreed between Buyer and Seller; and (d) prepaid rent that Buyer will receive the benefit of after the Closing.

     "Current Liabilities" means the following current Liabilities, excluding
     ---------------------
the Excluded Liabilities, calculated in accordance with GAAP, of Seller as presented on the Closing Date Balance Sheet: (a) subscriber deposits received;
(b) deferred revenue received; and (c) ordinary trade payables incurred in the normal course of business.

     "Damages" shall have the meaning assigned to it in Section 13.2(a).
     ---------

     "Dispute" shall have the meaning assigned to it in Section 15.
     ---------

     "Effective Order" shall have the meaning assigned to it in Section 9.1(b).
     -----------------

     "Effective Time" means 12:01 a.m., Washington, D.C. time, on the Closing
     ----------------
Date.

     "Employee Plans" means all Benefit Arrangements, Multi-employer Plans,
     ----------------
Pension Plans and Welfare Plans of Seller and its Affiliates in which Seller's employees participate, including those Employee Plans which are set forth in Seller's Disclosure Schedule.

     "Encumbrance" means any conditional sales contract (except for the sale of
     -------------
cellular telephone service), claim, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or character, other than Permitted Encumbrances, relating to the System.

     "Environmental Laws" shall have the meaning assigned to it in Section 4.23.
     --------------------

     "Environmental Liabilities" means any and all liabilities of Seller or any
     ---------------------------
of its Affiliates arising in connection with or in any way relating to the System, the Assets or activities or operations occurring or conducted in any Real Property constituting part of the Assets (including, without limitation, offsite disposal), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under any Environmental Laws and
(ii) arise as a result of actions occurring or conditions existing as a result of any action of Seller or its Affiliates on or prior to the Closing Date.

     "Environmental Notice" shall have the meaning assigned to it in Section
     ----------------------
6.4.

     "Environmental Response" shall have the meaning assigned to it in Section
     ------------------------
6.4.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
     -------
amended, and the regulations promulgated thereunder.

     "ERISA Affiliate" means any entity which is (or at any relevant time was) a
     -----------------
member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Seller as defined in
Section 413(b), (c), (m), or (o) of the Code.

     "Escrow Agent" shall have the meaning assigned to it in Section 2.3.
     --------------

     "Escrow Agent Instructions" shall have the meaning assigned to it in
     ---------------------------
Section 2.4.

     "Escrow Agreement" shall have the meaning assigned to it in Section 2.3.
     ------------------

     "Escrow Amount" shall have the meaning assigned to it in Section 2.3.
     ---------------

     "Excluded Assets" means the following assets of Seller which are retained
     -----------------
by Seller and are not being sold or assigned to Buyer hereunder:

     1. the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, tax payer and other identification numbers, seals, minute books, stock transfer books, stock certificates (including blanks), and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

     2. any of the rights of Seller under this Agreement and other documents executed by the parties as contemplated herein or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement;

     3. all trademarks and trade names used in connection with the operation of the System other than (i) the right to use the service mark "Roaming The Carolinas", "Cellular Plus" and "Advance" and (ii) the agreement which permits the Seller to use the "Cellular One" trade name;

     4. confidentiality and noncompete agreements between Seller and its employees whom Buyer does not elect to hire;

     5. used or refurbished telephones which Buyer elects not to accept prior to the Closing;

     6. certain assets of the Seller's engineering office in the Market which are listed on the Seller's Disclosure Schedule;

     7.   membership in the Dunes Club;

     8. Accounts Receivable - roamers, accounts receivable - employees, accounts receivable - credit cards and accounts receivable - other (as so designated in the Closing Date Balance Sheet); and

     9.   deferred revenue (as indicated in the Closing Date Balance Sheet).

     "Excluded Liabilities" shall have the meaning assigned to it in Section
     ----------------------
3.2.

     "FCC" means the Federal Communications Commission and any successor
     -----
agency.

     "FCC Authorizations" means those authorizations issued by the FCC to
     --------------------
operate the non-wireline cellular radio telephone system and related microwave system for the Market, including those FCC Authorizations which are set forth in Seller's Disclosure Schedule.

     "FCC Consents" means actions by the FCC granting its consent to the
     --------------
consummation of the transactions contemplated by this Agreement.

     "Final Order" means a written action or order issued by the FCC or other
     -------------
Governmental Authority (i) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (ii) with respect to which (A) no requests have been filed and are still pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC or other Governmental Authority to set aside the action on its own motion has expired, (B) in the event of review, reconsideration, or appeal, the time for further review, reconsideration, or appeal has expired, and
(C) in the event of a stay, such stay has been dismissed and the time for review, reconsideration or appeal thereof has expired.

     "Financial Statements" means the balance sheets and related statements of
     ----------------------
income of Seller as of and for the twelve month periods ended as of December 31, 1997 and 1996, all of which are contained in Seller's Disclosure Schedule.

     "FTC" means the Federal Trade Commission.
     -----

     "Governmental Authority" means those federal, state and local government
     ------------------------
agencies or organizations with regulatory or licensing jurisdiction over the Seller's business and the operation of the System.

     "Governmental Authorizations" means all licenses, permits, franchises, and
     -----------------------------
other authorizations (except for local business licenses and occupancy permits) issued by federal, state, or local governmental authorities in connection with the operation of the System (including the FCC Authorizations), and all applications for modification, extension or renewal thereof, which Governmental Authorizations are set forth in Seller's Disclosure Schedule.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
     ---------
as amended.

     "Indemnification Escrow" shall have the meaning assigned to it in Section
     ------------------------
2.4.

     "Indemnitor" shall have the meaning assigned to it in Section 13.5(a).
     ------------

     "Independent Accountant" shall have the meaning assigned to it in Section
     ------------------------
2.7(c).

     "Initial Adjustment Amount"  shall have the meaning assigned to it in
     ----------------------------
Section 2.7(b).

     "Intangibles" means any and all copyrights, licenses, patents, permits,
     -------------
privileges, proprietary information, technical information and data, machinery and equipment warranties, customer lists, the right to use the "Cellular One" trade name pursuant to the agreement which permits such use and other intangible property rights and interests applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and used or useful in the operation of the System, other than Excluded Assets, but otherwise including without limitation those listed in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

     "Inventory" means all new cellular telephones and pagers and related
     -----------
accessories and all used or refurbished cellular telephones or pagers and related accessories, which Buyer agrees to purchase.

     "Liabilities" means liabilities, obligations or commitments of any nature,
     -------------
whether absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured, as reflected on the Financial Statements.

     "Lockbox" shall have the meaning assigned to it in Section 4.25.
     ---------

     "Market" means the South Carolina 5-Georgetown Rural Service Area (Market
     --------
No. 629A), as defined by the FCC.

     "Minimum Qualified Subscriber Number" shall have the meaning assigned to it
     -------------------------------------
in Section 2.7(a).

     "Multi-employer Plan" means any "multi-employer plan" as defined in Section
     ---------------------
4001(a)(3) or (3)(37) of ERISA, (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).

     "Net Working Capital" shall have meaning assigned to it in Section 2.7(a).
     ---------------------

     "Objection Notice" shall have the meaning assigned to it in Section 2.7(c).
     ------------------

     "Pension Plan" means any "employee pension benefit plan" as defined in
     --------------
Section 3(2) of ERISA (other than a Multi-employer Plan) (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).

     "Permitted Encumbrances" means (i) any liens for Taxes, assessments, or
     ------------------------
other governmental charges or levies that are not yet due and payable or which are being contested in good faith in appropriate proceedings, (ii) easements, rights of way and other similar property rights which do not and will not have a material adverse effect on Seller's or Buyer's use in a similar manner of any particular parcel of Real Property and (iii) materialman and workman's liens created by operation of law in the ordinary course of Seller's business for Liabilities which are reflected on the Closing Date Balance Sheet.

     "Person" means any person or entity, whether an individual, trustee,
     --------
corporation, general partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

     "Personal Property" means any and all machinery, equipment, radios,
     -------------------
transmitters, towers, antennas, lines, switching equipment, test equipment, cellular telephone inventory, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, and other tangible personal property owned or held by Seller and used or useful in the operation of the System, other than Excluded Assets, but otherwise including without limitation the property identified and described as part of the Personal Property in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

     "Pollutant" shall mean any hazardous or toxic substances, including without
     -----------
limitation, petroleum products or by-products, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, radon gas, "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), "hazardous material" as defined in the Hazardous Materials Transportation Act, as amended, "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and regulations adopted and publications promulgated pursuant to said laws.

     "Purchase Price" shall have the meaning assigned to it in Section 2.2.
     ----------------

     "Purchase Price Adjustment" shall have the meaning assigned to it in
     ---------------------------
Section 2.7(a).

     "Qualified Subscriber" means cellular accounts that (a) are active in both
     ----------------------
Seller's switch and billing subscriber data bases, (b) are suspended and active (suspended not to exceed ten percent (10%) of the aggregate of the number of active and suspended subscribers), (c) are not a result of any special promotions instituted on or after the date hereof by Seller outside of the ordinary course of business consistent with past practice unless approved in writing by Buyer (which approval shall not be unreasonably withheld), and (d) are not agent or employee accounts.

     "Real Property" means all real estate and all interests in real property
     ---------------
(other than Excluded Assets), including all fee interests, all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, owned or held by Seller and used or useful in the operation of the System, which Real Property is identified and described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

     "Real Property Leases" shall have the meaning assigned to it in Section
     ---------------------
4.9.

     "Related Party" means (a) any past or present stockholder or Affiliate of
     ---------------
Seller or (b) any director or officer of Seller or any Affiliate of Seller or
(c) any spouse, parent or child of any such Person.
                       ==

     "Representatives" shall have the meaning assigned to it in Section 6.1(d).
     -----------------

     "Resolution Period" shall have the meaning assigned to it in Section
     -------------------
2.7(c).

     "Restoration Actions" shall have the meaning assigned to it in Section 6.3.
     ---------------------

     "SEC" means the Securities and Exchange Commission and any successor
     -----
agency.

     "Seller Total Claim Cap" shall have the meaning assigned to it in Section
     ------------------------
13.2(c).

     "Seller's Accountant" shall have the meaning assigned to it is Section 6.6.
     ---------------------

     "Seller's Closing Certificate" shall have the meaning assigned to it in
     ------------------------------
Section 9.1(a).

     "Seller's Disclosure Schedule" means Seller's Disclosure Schedule, attached
     ------------------------------
hereto and incorporated herein by reference.

     "Subscriber Agreements" means Seller's agreements for the provision of
     -----------------------
cellular telephone and paging service and/or cellular telephone and paging equipment to end users.

     "System" means the non-wireline cellular radio telephone system and related
     --------
point-to-point microwave system that are operated by Seller in the Market.

     "Taxes" means all taxes, charges, fees, levies or other assessments,
     -------
including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and any assessments against the Real Property, together with any interest, penalties or additional taxes attributable to such taxes and other assessments.

     "Termination Notice" means written notice of the termination of this
     --------------------
Agreement in accordance with the provisions of Section 12.

     "Third-Party Action" shall have the meaning assigned to it in Section
     --------------------
13.5(c).

     "Third-Party Action Notice" shall have the meaning assigned to it in
     ---------------------------
Section 13.5(c).

     "To Buyer's knowledge" or "to the best of Buyer's knowledge" or words of
     ----------------------    ----------------------------------
similar effect means the actual knowledge of Buyer through its executive employees.

     "To Seller's knowledge" or "to the best of Seller's knowledge" or words of
     -----------------------    -----------------------------------
similar effect means the actual knowledge of the following executive employees of Seller: Dennis Francis, Stephen Holcombe, Rete Stearns, Tom Prestwood, Terry Brady and Tim Biltz after due inquiry.

     "Welfare Plan" means any "employee welfare benefit plan" as defined in
     --------------
Section 3(l) of ERISA, (i) which Seller or its ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or its ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of Seller or its ERISA Affiliate (with respect to their relationship with such entities).

SECTION 2.  PURCHASE OF ASSETS; CONSIDERATION.
            ---------------------------------

     2.1  Purchase of Assets.  Subject to the terms and conditions set forth
          ------------------
herein, on the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the Assets, free and clear of all Encumbrances. Seller will retain, and Buyer will not purchase, the Excluded Assets.

     2.2  Purchase Price.  Subject to adjustment as provided in Section 2.7
          --------------
below, the total purchase price (the "Purchase Price") to be paid for the Assets shall be One Hundred Sixty Million Dollars ($160,000,000).

     2.3   Escrow.  Concurrently with the execution of this Agreement, Buyer
           ------
shall deliver to CoreStates Bank, N.A. as escrow agent (the "Escrow Agent"), the amount of Eight Million Dollars ($8,000,000) in immediately- available funds, which amount (including, unless otherwise stated herein, any interest earned on such sum thereafter, the "Escrow Amount") shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement of even date herewith (the "Escrow Agreement") in the form of Exhibit 2.3. In the event of a termination of this Agreement by Seller in accordance with the terms of Section 12.1(b)(ii), Seller shall be entitled to retain the entire Escrow Amount in accordance with Section 13.3(d).

     2.4  Holdback.  As security for the indemnification covenants of Seller
          --------
contained in this Agreement, Eight Million Dollars ($8,000,000) (including, unless otherwise stated herein, any interest earned thereon, the "Indemnification Escrow") shall be held and released by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Indemnification Escrow shall be funded at the Closing through the retention of the Escrow Amount (excluding interest thereon), by the Escrow Agent after Closing as provided in the Escrow Agreement. Buyer and Seller shall provide joint written instructions to Escrow Agent (the "Escrow Agent Instructions") instructing Escrow Agent to retain Eight Million Dollars ($8,000,000) of the Escrow Amount as the Indemnification Escrow and to deliver the balance thereof (i.e., the interest earned thereon) to Buyer. Buyer shall be entitled to draw upon the Indemnification Escrow for payment of all indemnification claims made by Buyer pursuant to Section 13 to the extent, but only to the extent, provided in the Escrow Agreement.

     2.5  Payment of Purchase Price.  Subject to adjustment as provided in
          -------------------------
Section 2.7, and subject to a credit for Eight Million Dollars ($8,000,000) of the Escrow Amount which is to be used to fund the Indemnification Escrow, Buyer shall pay to Seller at Closing the Purchase Price in immediately available U.S. funds.

     2.6  Capital Expenditure Payment. In addition to the Purchase Price, Buyer
          ---------------------------
shall pay to Seller at Closing, in immediately available U.S. funds, the sum of
(a) Seller's capital expenditures previously approved by Buyer, as set forth in
Schedule 2.6, and then made by Seller and (b) any other capital expenditures made on or after the date hereof and approved in writing by Buyer (collectively, the "Capital Expenditures Payment") to be reflected in the capital expenditures summary (the "Capital Expenditures Summary"), to be delivered by Seller to Purchaser at Closing minus (c) the amount of Five Hundred Thousand Dollars ($500,000). In the event that between the Balance Sheet Date and Closing, the Capital Expenditures Payment does not exceed $500,000, the Purchase Price shall be reduced by an amount equal to $500,000 minus the amount of the Capital Expenditures Payment made by Seller between the Balance Sheet Date and Closing.

     2.7  Purchase Price Adjustment.
          -------------------------

     1. The Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the following: the Purchase Price shall be adjusted by a dollar amount (positive or negative) of the Net Working Capital of Seller on the Closing Date. As used herein, the term "Net Working Capital" shall mean (i) Current Assets minus (ii) Current Liabilities, as such amounts are reflected on the Closing Date Balance Sheet (as hereinafter defined), and (iii) if at Closing the number of actual ending Qualified Subscribers for the System ("Actual Qualified Subscriber Number") is less than 33,400 (the "Minimum Qualified Subscriber Number"), then there shall be deducted from the Purchase Price an amount equal to Three Hundred and Fifty Dollars ($350.00) times the difference between the Minimum Qualified Subscriber Number for the System as of the month prior to Closing and the Actual Qualified Subscriber Number.

     2. The initial adjustments to the Purchase Price based on Net Working Capital will be made at the Closing using a good faith estimate by Seller of the Net Working Capital of Seller (the "Initial Adjustment Amount") based upon an unaudited balance sheet to be prepared by Seller as of the end of the month immediately preceding the Closing Date, such estimate to be delivered by Seller to Buyer at least seven (7) Business Days prior to Closing along with such balance sheet. If after receipt of the Seller's estimate of the Initial Adjustment Amount Buyer notifies Seller not later than three (3) Business Days prior to Closing that Buyer disagrees with that estimate, then that portion of the Initial Adjustment Amount which Buyer disputes in good faith (provided that the amount in dispute must be at least three hundred thousand dollars ($300,000)) shall be deposited with the Escrow Agent and shall be resolved in accordance with the procedures set forth in Section 2.7(c).

     3. As promptly as practicable after the Closing Date (but in no event later than sixty (60) days thereafter) Seller shall prepare and deliver to Buyer for its review and comment (i) a balance sheet dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the close of business on the Closing Date Seller's determination of each element of the Purchase Price Adjustment. The Closing Date Balance Sheet shall fairly present the financial position of the Seller as at the close of business on the Closing Date in accordance with GAAP (except for the omission of certain footnotes and other presentation items required by GAAP with respect to such financial statements). If Buyer objects to any amount reflected on the Closing Date Balance Sheet or the Closing Statement, Buyer must, within thirty (30) days after Buyer's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Objection Notice") to Seller specifying in reasonable detail its objections, or Seller's determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person to negotiate in good faith during the thirty (30) day period (the "Resolution Period") after the date of Seller's receipt of the Objection Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all disputes shall be submitted to Deloitte & Touche, LLP or, if such firm is unavailable or unwilling to resolve such disputes, to another nationally recognized accounting firm mutually acceptable to Buyer and Seller (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five (45) days after such engagement. Buyer and Seller each represent and warrant that, as to itself, it is not currently retaining nor during the prior three (3) years has it or any predecessor entity controlled by its management group retained Deloitte & Touche, LLP to provide accounting or other services and agrees on behalf of itself and its Affiliates not to retain such firm until a final determination of the Purchase Price Adjustment has been made. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party, who, in the Independent Accountant's determination submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Buyer will provide Seller with access to the books, records and personnel of Buyer that Seller reasonably requests.

     4. If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustment Amount is a positive (negative) amount, then, within five (5) Business Days after such final determination, Buyer (Seller) shall pay to Seller (Buyer) such amount in immediately available funds. The parties shall provide the appropriate written instructions to the Escrow Agent to disburse any funds escrowed in connection with the Initial Adjustment Amount pursuant to Section 2.7(b).

     2.8  Taxes.  Except for Taxes which are not yet due (for which the Closing
          -----
Date Balance Sheet shall reflect appropriate amounts) all Taxes and other assessments on the Assets which are due and payable shall be paid by Seller as of the Closing Date.

     2.9  Non-Compete/Non-Solicitation.   In further consideration of Buyer's
          ----------------------------
payment of the Purchase Price, Seller and its Affiliates and Rete Stearns and Tom Prestwood or each of those individual's successors, if any, hired by Seller prior to Closing shall each enter into a non-compete/non-solicitation agreement substantially in the form of Schedule 2.9, with appropriate conforming modifications for the agreements to be executed by individuals.

SECTION 3.  ASSUMPTION OF OBLIGATIONS.
            -------------------------

     3.1  Assumption of Obligations.  Buyer shall assume and undertake to pay,
          -------------------------
in accordance with the terms thereof, satisfy or discharge (a) the Current Liabilities of Seller on and as of the Closing Date, and (b) the Liabilities, obligations and commitments of Seller arising on or after the Closing Date under the executory portion of: (i) the Contracts listed in Seller's Disclosure Schedule and the other Contracts not required to be listed pursuant to Section 4.14; and (ii) the Subscriber Agreements (taken together, the "Assumed Liabilities"). Buyer shall also assume and be responsible for (y) all Liabilities arising from the ownership and use of the Assets and the operation of the System on and after the Closing Date and (z) all Taxes and assessments (including, but not limited to those relating to federal and state universal service funds) for which and to the extent accruals are reflected on the Closing Date Balance Sheet relating to periods prior to Closing or arising from the ownership and use of the Assets and the operation of the System on and after the Closing Date.

     3.2  Limitation.  Except as set forth in Section 3.1 hereof, Buyer shall
          ----------
not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Excluded Liabilities"), which include, without limitation:

     1. Any liability or obligation for legal, accounting and audit fees and any other expenses incurred by Seller in connection with the preparation of, negotiation of, and performance under this Agreement;

     2. Any liability or obligation of Seller with respect to any employees or former employees of Seller including without limitation: (i) any employment agreement, whether or not written, between Seller and any Person; (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller, or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan, (iii) any claim under any state unemployment compensation or worker's compensation law, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred prior to the Closing Date and (iv) any liability to pay severance benefits to any employees of Seller whose employment is terminated by Seller prior to or in connection with the sale of the Assets;

     3. Any liability or obligation of Seller in respect of any Taxes or assessments arising from or with respect to the Assets incurred or attributable to any period prior to the Closing Date for which and to the extent accruals are not reflected on the Closing Date Balance Sheet;

     4. Any liability or obligation of Seller resulting from any Action against Seller, which shall have been asserted prior to the Closing Date;

     5. Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement;

     6. Any liability or obligation under any material Contract not listed in Seller's Disclosure Schedule. For purposes of the foregoing, "material" Contracts shall be those that provide for total payments in excess of Five Thousand Dollars ($5,000);

     7.   Any liability or obligation of Seller to a Related Party;

     8.   Any liabilities or obligations with respect to any Excluded Asset;

     9.   Any Environmental Liability; and

     10. The balance of the purchase price due pursuant to the Asset Purchase Agreement between Seller and Chris Hall dated January 31, 1998.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.
            ----------------------------------------

Seller represents and warrants to Buyer as follows:

     4.1  Authority.  Seller is a corporation duly organized and validly
          ---------
existing under the laws of the State of North Carolina and has the requisite corporate power and authority required to acquire, own, lease, and operate the Assets and to carry on the business of the System as now being conducted. Seller has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller is not a participant in any joint venture or partnership with any other Person relating to the System.

     4.2  Qualification.  Seller is duly qualified to do business and is in good
          -------------
standing as a foreign corporation in South Carolina which is the only jurisdiction in which the nature of its business or the character of its assets or properties requires such qualification.

     4.3  Authorization and Binding Obligation.  Seller has taken all corporate
          ------------------------------------
action necessary to enter into this Agreement and consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement and each of the other agreements and documents to be delivered hereunder when executed and delivered by Seller will have been duly executed and delivered by Seller and constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of public policy or policies affecting the rights of creditors generally.

     4.4  Absence of Certain Changes or Events; Material Adverse Change.  Since
          -------------------------------------------------------------
the Balance Sheet Date, unless otherwise indicated in Seller's Disclosure Schedule, there has not been any:

     1. (i) material increase in compensation payable or to become payable to any of the employees of Seller or any bonus payment made or promised to any such employee other than in the ordinary course of business and consistent with past practices, or (ii) material change in personnel policies, insurance, retirement, health or other employee benefits or any other compensation arrangements affecting such employees;

     2. sale, assignment or transfer of any of the Assets, singly or in the aggregate (other than in the ordinary course of business and consistent with past practice when replaced by assets of substantially equivalent value and function);

     3. cancellation of any material indebtedness or waiver of any rights of material value to Seller;

     4. amendment, cancellation or termination of any Contract, Governmental Authorization or other instrument material to the operation of the System;

     5.   change in accounting methods or practices by Seller;

     6. damage, destruction or loss not covered by insurance, materially and adversely affecting the Assets;

     7. imposition of any Encumbrance on any of the Assets except for Permitted Encumbrances;

     8. capital expenditure by Seller, or incurrence of an obligation to make any capital expenditures, other than as (i) set forth in the Capital Expenditures Summary, (ii) required in order to replace damaged or inoperable equipment which is necessary to the continued operation of the System as currently configured or (iii) authorized by Buyer in writing, which shall not be unreasonably conditioned or withheld;

     9.   amendment of Seller's Articles of Incorporation or Bylaws;

     10. payment, discharge or satisfaction of Liabilities, other than in the ordinary course of business and consistent with past practice;

     11. material adverse change in the business and, to the knowledge of Seller, no such change is threatened;

     12.  conduct of the business outside the ordinary course;

     13.  loss or interruption in the use of the System;

     14.  acquisition of any assets outside of the ordinary course of business;

     15.  assumption of any liability except in the ordinary course of business;

     16.  execution of any agreement with a labor union;

     17. execution of any lease affecting Real Property with annual payments in excess of $5,000;

     18. execution of any agreement or plan of merger, consolidation or recapitalization;

     19. loan, advance or capital contribution made to or investment made in any entity in excess of $10,000;

     20. execution of any other material contract or other agreement with respect to the System;

     21. action by Seller which has materially and adversely affected the business relationship between Seller and its customers, the loss of which would have a material adverse effect on the Seller's business, or its suppliers or any Governmental Authority; or

     22. payment or distribution of Assets other than Cash or Cash Equivalents to any equity interest holder of Seller.

     4.5  Use of Assets.  Other than the Excluded Assets and except for certain
          --------------
assets used in connection with billing and other administrative services, the Assets set forth in Seller's Disclosure Schedule constitute all of the assets, rights and properties, tangible or intangible, real or personal which are utilized in the operation of the System as it is presently conducted.

     4.6  No Conflict or Violation.  The execution, delivery, and performance by
          ------------------------
Seller of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (i) will not violate or conflict with any provision of Seller's Articles of Incorporation or Bylaws;
(ii) will not conflict with or constitute a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or other governmental instrumentality or result in an event which with notice, lapse of time or both, would result in any such conflict or violation; (iii) provided the FCC Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Contract, Governmental Authorization, or other agreement, instrument, license, or permit to which Seller is a party or by which Seller is bound or subject that is necessary to the lawful conduct of Seller's business, which relates directly or indirectly to the System, or results in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration; and (iv) will not result in the imposition of any Encumbrance upon the Assets or any restriction or charge on the System, or result in an event which with notice, lapse of time or both would result in any such imposition, restriction or charge.

     4.7  Consents.   Except for the Consents set forth in Seller's Disclosure
          --------
Schedule and as otherwise agreed to in this Agreement, no consent, approval, permit, or authorization of, declaration to or filing or registration with any Governmental Authority or any other party (including without limitation any Consent necessary for the valid assignment of any Contract) is required to be made or obtained in connection with the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the System.

     4.8  Governmental Authorizations.  Seller's Disclosure Schedule contains a
          ---------------------------
true and complete list of the Governmental Authorizations related to the System. Seller has delivered to Buyer true and complete copies of the Governmental Authorizations. Each Governmental Authorization has been validly issued to Seller. The Governmental Authorizations comprise all the licenses, permits, and other authorizations required from Governmental Authorities for the lawful conduct of the operation of the System as it is currently being operated (except for local business licenses and occupancy permits). To the best of Seller's knowledge, the Governmental Authorizations are in full force and effect and are unimpaired by any acts or omissions of Seller, and are valid for the balance of the current license term, if any, applicable generally to each such Governmental Authorization. Seller has operated the System in compliance with all terms and conditions of the Governmental Authorizations and of any renewals thereof applicable to it except where the failure to so comply would not have a material adverse effect on Seller's rights to ownership and use of the Assets, or on its operation of the System. Seller is the exclusive holder of the FCC Authorizations. There are no pending or, to the best of Seller's knowledge, threatened proceedings by or before the FCC which would result in the revocation, cancellation, suspension or adverse modification of the FCC Authorizations or the imposition of any forfeiture, nor to the best of Seller's knowledge are there any facts that would give rise to or form the basis for such a proceeding. Provided the FCC Consents are obtained and become Final Orders, Seller has (and on the Closing Date will have) the right, power and authority under the Communications Act to transfer the Assets to Buyer upon consummation of the transactions contemplated hereby. To the best of Seller's knowledge, no renewal of any FCC Authorization would constitute a major environmental action
under the current rules of the FCC.    Seller is not aware of any reason why (i)
those of the FCC Authorizations subject to expiration would not be renewed in the ordinary course of business or (ii) any of the FCC Authorizations would be revoked. None of the Governmental Authorizations is subject to any Encumbrance, other than any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Seller's point-to-point microwave facilities used in the operation of the System, as reflected on the FCC Authorizations attached to Seller's Disclosure

Schedule, include facilities which operate in the 2110-2200 MHz bands which are potentially subject to relocation pursuant to Part 101 of the FCC's rules, 47 C.F.R. Part 101. Seller has received no request or notification that it will be required to relocate, pursuant to Part 101, any of the point-to-point microwave facilities licensed to Seller and used in the operation of the System. Except as reflected on Seller's Disclosure Schedule, there are no unserved areas, as defined in Section 22.99 of the FCC's rules with respect to the Cellular Radiotelephone Service, 47 C.F.R (S) 22.99, in connection with the System. Seller has obtained the requisite approval of or agreement for the service area boundary extensions, as defined in Section 22.912 of the FCC's rules, 47 C.F.R.
(S) 22.912, which are material and necessary to operate the System as it is currently configured. Seller has made all material filings required to be made with the FCC or the South Carolina Public Service Commission in connection with the operation of the System.

     4.9  Real Property.  Seller's Disclosure Schedule contains a complete
          -------------
description of all of Seller's interests and rights in Real Property used or useful in the operation of the System. Seller leases a portion of the Real Property pursuant to one or more of the Contracts (the "Real Property Leases"), and each leased Cell Site that is part of the Assets is the subject of a Real Property Lease, except as reflected on Seller's Disclosure Schedule. There are no pending or to the best of Seller's knowledge threatened condemnation proceedings relating to any of the Real Property. All towers and other structures on the Real Property which are part of the Assets are marked in accordance with the requirements of the FCC Authorizations and all applicable state and local laws, except with respect to state and local laws to the extent that failure to do so would not have a material adverse effect on the Assets or the operation of the System. Seller has not received any written notice for assessments for public improvements against any Real Property which remains unpaid. Except as set forth in Seller's Disclosure Schedule, Seller has not granted any oral or written lease, sublease or license granting to any Person any right to the possession, use, occupancy or enjoyment of any of the Real Property. None of the Real Property is subject to any Encumbrance that could reasonably be expected to materially and adversely affect the use or usefulness of the Real Property, other than any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. To Seller's knowledge, the improvements to the Real Property have no material defects, are in good operating condition (ordinary wear and tear excepted) and are sufficient for the operation of the business as presently conducted. None of the improvements to the Real Property is subject to any commitment or other arrangement for their use by any Related Party or third party.

     4.10  Personal Property.  Seller's Disclosure Schedule contains
           -----------------
descriptions of all Seller's material Personal Property. Seller owns and has good title to each item of Personal Property, except for the Personal Property that is specifically identified in Seller's Disclosure Schedule as leased pursuant to one of the Contracts. None of the

Personal Property is subject to any Encumbrance, except for any liens securing Seller indebtedness, all of which shall be extinguished by Seller prior to or at Closing. The Personal Property is sufficient to permit the System to operate in all material respects in accordance with the terms of the FCC Authorizations. To Seller's knowledge, the Personal Property is in good operating condition (ordinary wear and tear excepted), usable for the purposes used. To Seller's knowledge, the Personal Property located at each of the Cell Sites has been maintained in accordance with applicable warranties and manufacturer's specifications. Seller's Disclosure Schedule also lists all motor vehicles and other Personal Property for which a certificate of title or origin is required in order to transfer title from Seller to Buyer.

     4.11  Subscribers and Suppliers.  A copy of  each current form of
           -------------------------
Subscriber Agreement is attached to Seller's Disclosure Schedule. As of the Balance Sheet Date, Seller had approximately 27,990 active cellular subscriber accounts (including rental accounts and not including employee and agent accounts) and approximately 3,100 suspended accounts, each telephone number being a separate account. In addition to the subscriber accounts, as of February 28, 1998 there were approximately 110 agent accounts and 440 employee accounts. Seller does not have accounts which are designated as demo accounts. Except as set forth in Seller's Disclosure Schedule, Seller has not entered into any Subscriber Agreements outside the ordinary course of business or for consideration other than cash. To Seller's knowledge, no material supplier of the business or party to any other Contract with Seller intends to cancel its relationship with Seller or the business.

     4.12  Resale Agreements.  Seller is a party to certain resale agreements
           -----------------
for paging services which are listed in the Seller's Disclosure Schedule. Seller has no resale agreements for cellular services.

     4.13  Financial Statements.  The Financial Statements are contained in
           --------------------
Seller's Disclosure Schedule. The Financial Statements, the pro-forma Closing Date Balance Sheet and the Closing Statement do and will, as appropriate, fairly present the Assets, Liabilities and financial condition and results of the Seller's operations in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments in the case of any interim financial statements.

     4.14  Contracts.  The Contracts listed in Seller's Disclosure Schedule
           ---------
comprise all of Seller's Contracts (including Real Property Leases, but excluding Subscriber Agreements) which (i) as of the date hereof, involve the receipt or payment by Seller of more than $25,000 annually; (ii) involve the receipt or payment after the date hereof of more than $10,000 annually (but less than $25,000 annually) that are not terminable on thirty (30) days or less notice at any time without penalty; or (iii) although not meeting the monetary thresholds set forth above (which shall be dispositive with respect to the materiality of any purely monetary obligations) are otherwise material to the operation of the System or Seller's business. Seller has delivered to Buyer true and complete copies of all such Contracts, together with all amendments and extensions to date. All such Contracts are in full force and effect, are valid, binding, and enforceable in accordance with their terms, are paid in accordance with their terms, have not been materially impaired by any acts or omissions of Seller. Except as set forth in Seller's Disclosure Schedule, no Contracts described in
Section 4.14(i), (ii) and (iii) above require the consent of any other contracting party to the transactions contemplated by this Agreement. To Seller's knowledge, there is not under any Contract any default by any party thereto or any event that, after notice or lapse of time or both, would permit any party to terminate such Contract or deprive any party of the benefits of such Contract.

     4.15  Intangibles.  Seller's Disclosure Schedule contains a true and
           -----------
complete list of Seller's Intangibles, all of which are valid, in good standing, and, to the best of Seller's knowledge, uncontested. Except as set forth in Seller's Disclosure Schedule, Seller has no licenses granted by or to it or any other agreements to which it is a party, relating in whole or in part to any of the Intangibles. Seller owns and has good title to the Intangibles. None of the Intangibles is subject to any Encumbrance, except for any liens securing Seller indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Seller has delivered to Buyer copies of all documents establishing the Intangibles.

     4.16  Taxes.
           -----

       1. Filing of Tax Returns.  Seller has delivered to Buyer complete and
       -- ---------------------
accurate copies of Seller's income and sales and use tax returns for Seller's past three (3) years. Seller has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect to all taxes and other assessments and levies (including all interest and penalties), in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date unless otherwise contested in good faith by Seller (and appropriate reserves set forth on the Financial Statements with respect thereto) with notice thereof being given to Buyer. The tax returns and other information filed are complete and accurate in all material respects.

       2. Payment of Taxes.  Except as reflected on Seller's Disclosure
       -- ----------------
Schedule, all Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate accrual has been or will be established therefor, as set forth in the Financial Statements, and Seller does not have any known liability for Taxes in excess of the amounts so paid or accrual so established.

       3. Audits, Investigations or Claims.  Except as reflected on Seller's
       -- --------------------------------
Disclosure Schedule, the federal income tax returns of Seller have not been audited by the Internal Revenue Service, and no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Seller. Except as reflected on Seller's Disclosure Schedule, there are
(i) no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes, (ii) no matters under discussion with any Governmental Authority with respect to Taxes that in the reasonable judgment of Seller are likely to result in an additional liability for Taxes, and (iii) no extensions of a statute of limitations relating to Taxes in effect with respect to Seller.

       4. Liens.  There are no liens for Taxes (other than for current Taxes not
       -- -----
yet due and payable) on the Assets.

       5. Foreign Person.  Seller is not a Person other than a United States
       -- --------------
Person within the meaning of the Code.

     4.17  Insurance.  Seller's Disclosure Schedule contains a complete and
           ---------
accurate list of all policies and binders of insurance (showing as to each policy and binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the types of coverage provided) maintained by Seller. All of such policies are sufficient for compliance with all requirements of law and all of the Contracts. Seller is not in default under any of such policies or binders and has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies or binders provide replacement cost insurance coverage for all Personal Property and all improvements upon the Real Property. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by Seller through the Closing Date. Except as set forth on Seller's Disclosure Schedule, there are no outstanding unpaid claims under any policies or binders. No notice of reduction in coverage, increase in premium, or cancellation or non-renewal with respect to, or disallowance of any material claim under, any such policy or binder has been received by Seller.

     4.18  Labor Matters.   Seller (i) is not a party to any labor agreement
           -------------
with respect to its employees with any labor organization, group or association, and (ii) has not been notified at any time during the past three years of any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. Seller is not subject to any unfair labor practice by the National Labor Relations Board (NLRB).

     4.19  Employee Benefit Plans.  All Employee Plans that cover or have
           ----------------------
covered employees of Seller are set forth in Seller's Disclosure Schedule. All Employee Plans maintained by Seller conform in all respects with the provisions of ERISA and have been administered in compliance with the terms of such plans and with all filing, reporting and disclosure requirements of the Code and ERISA. There is no pending or, to the best of Seller's knowledge, threatened litigation, claim or assessment against any such Employee Plan. Each Employee Plan that is a "Pension Plan" is qualified under Section 4001 of the Code. Seller has not, and no plan fiduciary of any such Employee Plan has, engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(d) of the Code. None of Seller's employees has been a participant in a Multi-employer Plan. Seller has not been subject to any "withdrawal liability" (as defined in Section 4201 of ERISA) at any time assessed against Seller with respect to any Multi-employer Plan. Seller has maintained all Employee Plans with respect to its employees in a manner that will not give rise to any successor liability to Buyer under ERISA or the Code.

     4.20  Litigation.  Except for legal administrative proceedings affecting
           ----------
the cellular telephone and paging industries generally and as otherwise set forth in the Seller's Disclosure Schedule, there is no action, suit, claim, arbitration or other legal or administrative proceeding (collectively, "Actions") pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Assets. There is not outstanding any order, writ, injunction, decree, or judgment of any Governmental Authority applicable to Seller, the business or the Assets. Except as reflected on Seller's Disclosure Schedule, there are no pending Actions that have been brought by or on behalf of Seller with respect to the business or the Assets before any Governmental Authority.

     4.21  Compliance With Laws.  Except as set forth on Seller's Disclosure
           --------------------
Schedule, Seller is in material compliance with all laws, regulations and governmental orders applicable to the Assets and the operation of the System. Seller has not received notice to the effect that, or otherwise been advised that, it is not in compliance with any laws, and Seller has not taken any action or failed to take any action that is a violation of any such laws, except for actions or failures to take action that, individually or in the aggregate, have not and would not reasonably be expected to have a material adverse effect on the operation of the System or the Assets.

     4.22  Bankruptcy. No insolvency proceedings of any character, including
           ----------
without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Assets, are pending, or to the best of Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

     4.23  Environmental and Safety Compliance.  Neither Seller's operation of
           -----------------------------------
the business of the System nor the Assets violate in any material respect any applicable federal, state or local law, rule, regulation or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances (collectively, "Environmental Laws") . Seller has not caused and to Seller's knowledge is not aware of any condition relating to or resulting from the release or discharge of Pollutants into the soil, surface waters, groundwater, drinking water supplies, navigable waters, land, surface or subsurface strata, or ambient air which has resulted or could result in any damage, loss, cost, expense, claim, demand, order or liability to or against Seller or Buyer by a Governmental Authority or other entity relating to or resulting from the operation of the business of the System, the Assets or otherwise relating to the Real Property, irrespective of the cause of such condition. Seller has not received any notice from any Governmental Authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of any Pollutant. Seller has not received any notice of violation of any Environmental Law or zoning or land use ordinance, law or regulation relating to the operation of the business of the System or the Assets including, but not limited to, CERCLA, the Toxic Substance Control Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended. Seller's Disclosure Schedule also contains a list and brief description of all material filings by Seller with, material notices to Seller from, and related material reports to all Governmental Authorities administering Environmental Laws within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller. Except as set forth in Seller's Disclosure Schedule, no written environmental assessments or impact statements or reports relating to the Real Property have been prepared for, or received by, Seller prior to the date hereof. To the best of Seller's knowledge or as otherwise disclosed in the Phase I and Phase II environmental reports delivered by Seller to Buyer prior to execution of this Agreement, none of the properties included in the Assets or to be leased by Buyer has underground or above ground storage tanks, or has had any leak, spill, disposal, discharge, or release of any Pollutant. To Seller's knowledge without any inspection or investigation whatsoever, there are no (a) friable asbestos-containing materials on or in the Assets or any buildings or facilities thereon or to be leased to Buyer, or (b) electrical transformers, fluorescent light fixtures with ballasts, or other equipment containing PCB's in excess of legal requirements on such properties.

     4.24  Broker.  Seller has not employed the services of any broker or any
           ------
similar Person that will require the payment of any finder's fee, commission or similar payment in connection with this Agreement or any matter related hereto.

     4.25  Accounts Receivable.  The Accounts Receivable reflected on the
           -------------------
Financial Statements represent (and the accounts receivable created thereafter will represent) bona fide claims of Seller against debtors for sales, performance of services or other transactions in the ordinary course of business. The Accounts Receivable are, to Seller's knowledge, subject to no defenses, counterclaims or rights of set-off. Seller maintains a lock box for the collection of accounts receivable at Quest Point (a wholly-owned subsidiary of CoreStates) in Tampa, Florida (the "Lock Box"). Seller's Disclosure Schedule attached hereto sets forth a true, complete and accurate list as of January 10, 1998 listing the total amounts of subscriber receivables and the aging of such subscriber receivables based on the following past due schedule: 0-29 days, 30-59 days, 60-90 days and over 90 days.

     4.26  Inventory.  The inventory as reflected on the Financial Statements
           ---------
(a) was valued at the lower of cost (determined on a first-in, first-out inventory valuation basis) or market in accordance with generally accepted accounting principles consistently applied, and (b) was purchased in the ordinary course of business. All inventory that is obsolete, discontinued or of below standard quality was discounted in value to net realizable value on such Schedule. No write-offs or charges against inventory have been made since the Balance Sheet Date, except for charges in the ordinary course of business for sales of inventory. None of the inventory is unusable or not salable in the lawful and ordinary course of business because of legal restrictions, failure to meet specifications, damage, physical deterioration or for any other cause.

     4.27  Title; Location of Assets.  Seller has good and marketable title (fee
           -------------------------
or leasehold) to all of the Assets. Seller will at Closing convey to Buyer good and marketable title to all Assets, in each case free and clear of any lien.
All of Seller's Assets used in the business of Seller are located within the state of South Carolina at the locations set forth on Seller's Disclosure Schedule. The Assets are technically sufficient and capable of providing cellular telephone service in accordance with Part 22 of the FCC's rules, 47 C.F.R. Part 22. The Assets constitute all of the assets that are necessary or used in the operation of Seller's business, as currently conducted, except for the Excluded Assets and the assets referenced in the definition of "Assets" which are owned by Seller's Affiliates and located outside of the Market.

     4.28  Transactions with Related Parties.  Except as set forth in the
           ---------------------------------
Financial Statements, no Related Party has (a) borrowed money from or loaned money to Seller that remains outstanding, (b) any contractual or other claims, express or implied, of any kind whatsoever against Seller, (c) any interest in any property or assets used by or useful to Seller or Seller's business, or (d) been a director, officer, or employee of, or had any direct or indirect interest in, any entity that has done business with Seller or Seller's business.

     4.29  Books and Records.  Seller has given Buyer access to the Books and
           -----------------
Records which are, with respect to those records which form the basis for the Financial Statements, true, complete and correct in all material respects and otherwise are, to the best of Seller's knowledge, true, complete and correct.

     4.30  No Other Agreements to Sell the Assets.  Neither Seller nor any
           --------------------------------------
Related Party has any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.
                                                =

     4.31  Disclosure.  No representation, warranty or statement of Seller
           ----------
contained in this Agreement, in any Schedule or Exhibit, or any agreement delivered in connection herewith contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading. To the best of Seller's knowledge, there is no fact that Seller has not disclosed to Buyer that could reasonably be expected to have a material adverse effect on Seller, Seller's business or the Assets.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.
            ---------------------------------------

Buyer represents and warrants to Seller as follows:

     5.1  Organization, Standing and Authority.  Buyer is a corporation duly
          ------------------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Prior to the Closing, to the extent required by law, Buyer will be qualified to do business in South Carolina.

     5.2  Authorization and Binding Obligation.  Buyer has taken all action
          ------------------------------------
necessary to enter into this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement and each of the other agreements and documents to be delivered by Buyer when executed and delivered by Buyer will have been duly executed and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally.

     5.3  No Conflict or Violation.  The execution, delivery, and performance by
          ------------------------
Buyer of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (i) will not conflict with the Certificate of Incorporation or By-Laws of Buyer, (ii) will not conflict with or result in a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or governmental instrumentality or result in an event which with notice, lapse of time or both, would result in any such conflict or violation, or (iii) provided the Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, permit, franchise or other authorization issued by federal, state, or local Governmental Authorities to which Buyer is a party or by which Buyer is bound or subject, or result in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration.

     5.4  Consents.  Except for the Consents and as otherwise agreed to in this
          --------
Agreement, no consent, approval, permit or authorization of, declaration to or filing or registration with any Governmental Authority or any other third party is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the System.

     5.5  Buyer Qualifications.  Buyer is legally, technically, financially and
          --------------------
otherwise qualified under the Communications Act to hold the FCC Authorizations and to consummate the transactions contemplated hereby. Buyer has no knowledge of any fact that would, under existing law (including the Communications Act), disqualify Buyer as an assignee of the FCC Authorizations.

     5.6  Litigation. Except for legal administrative proceedings affecting the
          ----------
cellular and paging industries generally, Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which could materially adversely affect Buyer's ability to perform its obligations hereunder. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which could materially adversely affect Buyer's ability to perform its obligations under this Agreement.

     5.7  Compliance With Laws.  Buyer is not in default with respect to any
          --------------------
judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby except for defaults that, individually or in the aggregate, have not had and will not have a material adverse effect on Buyer's ability to perform its obligations hereunder.

     5.8  Bankruptcy.  No insolvency proceedings of any character, including
          ----------
without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Buyer (other than as a creditor) are pending, or to the best of Buyer's knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

     5.9  Broker.  Buyer has not employed the services of any broker or any
          ------
similar Person that will require the payment of any finder's fees, commission or similar payment in connection with this Agreement or any matter relating hereto.

     5.10  Financial Capability.  Buyer represents that Triton Myrtle
           --------------------
Acquisition, L.L.C. has obtained a commitment letter from The Chase Manhattan Bank, Morgan Guaranty Trust Company of New York and TD Securities (USA) Inc. to provide, in combination with equity and other funding available to Buyer, funding of the Purchase Price. Buyer will have available on the Closing Date sufficient funds to consummate the transactions contemplated by this Agreement, including, without limitation, payment of the Purchase Price and Buyer shall be solvent on the Closing Date with the financial capability to meet its other obligations when they become due.

     5.11  Knowledge of Claims.  As of the date hereof, none of Michael
           -------------------
Kalogris, David Clark or Patricia Gallagher have actual knowledge, without independent inquiry, of any breach of the representations and warranties of Seller contained in this Agreement.

SECTION 6.  COVENANTS OF SELLER.
            -------------------

     6.1  Pre-Closing Covenants.  Seller covenants and agrees with Buyer that
          ---------------------
for the period from the date hereof through the Closing:

       1. Maintenance of the System.  Seller shall carry on its business in the
       -- -------------------------
ordinary course consistent with past practice. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the System. Seller will continue at all times prior to the Closing Date to control, supervise and direct the operation of the System. From the date hereof until the Closing Date, Seller agrees that it will, unless otherwise consented to in writing by
Buyer:

     1. use commercially reasonable efforts to keep available the services of the present employees of Seller's business (except as provided in Section 8.5); encourage such employees to accept employment with Buyer (if such employment is offered); and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with Seller to the end that its goodwill and ongoing business shall be conducted on substantially the same basis on the Closing Date as on the date hereof;

     2. maintain, in accordance with Seller's past practices and in accordance with any vendor or manufacturer warranties, the Personal Property in the same condition as on the date hereof, except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty;

     3. perform all of its material obligations under all Contracts relating to Seller's business, including the discharge of all accounts payable of the business according to the terms and conditions of all invoices therefore, unless contested in good faith by Seller and appropriate reserves are provided therefor on the Financial Statements;

     4. maintain true, correct and complete Books and Records relating to Seller's business;

     5. comply in all material respects with all laws applicable to the conduct of Seller's business; and

     6. reasonably promptly upon its knowledge thereof, advise Buyer in writing of the termination or resignation of any key employee of Seller.

     1.  Certain Prohibited Transactions.  Without limiting the generality of
     --  -------------------------------
subsection (a) above, Seller shall not, without the prior written approval of Buyer (which approval shall not be unreasonably conditioned or withheld):

     1. change or permit to be changed the relative ownership interests in Seller or issue any rights or options to acquire any interest in Seller;

     2. change any of its credit and collection policies or any of its marketing programs (including instituting any promotional or other special programs) except in the ordinary course of business;

     3. change or modify in any respect any roaming Contract or roaming rates except in the ordinary course of business;

     4. make a change in any material equipment vendors except in the ordinary course of business;

     5.   hire any employees except in the ordinary course of business;

     6. mortgage, pledge or otherwise encumber any of its Assets or sell, transfer or otherwise dispose of any of its Assets except (y) for the sale or rental of Inventory in the ordinary course of business consistent with past practice, and (z) for the sale of System equipment when replaced by equipment of substantially equivalent value and function;

     7. cancel, release or assign any Subscriber Agreements except in the ordinary course of business;

     8. except as set forth in Seller's Disclosure Schedule, enter into any material contract or commitment relating to the System or the Assets except for entry into or termination or modification of Subscriber Agreements in the ordinary course of business, or amend, terminate, or waive any substantial right under any Contract (including, without limitation, any lease for real property, tower space or equipment building space);

     9. make any material change in any method of accounting or accounting practice;

     10. enter into any agreement to make any commitment or offer to provide cellular telephone or paging service to subscribers other than in the ordinary course of business; or waive any material rights relating to the System or the Assets;

     11. do any other act (y) that would cause any representation or warranty of Seller to be or become untrue in any material respect or (z) related to the operation of the System that is not in the ordinary course of business;

     12. make Capital Expenditures other than as (i) set forth in the Capital Expenditures Summary, (ii) required in order to replace damaged or inoperable equipment which is necessary to the continued operation of the System as currently configured or (iii) otherwise approved by Buyer in writing (which approval shall not be unreasonably conditioned or withheld).

       1. Governmental Authorizations.  Seller shall not cause or, to the extent
       -- ---------------------------
within its control, permit, by any act or failure to act, any of the Governmental Authorizations to expire or to be surrendered or modified, or take any action that would cause any Governmental Authority to institute proceedings for the suspension, revocation, or material and adverse modification of any of the Governmental Authorizations or fail to prosecute with due diligence any pending applications for any Governmental Authorizations in connection with the operation of the System, or take or, to the extent within its control, permit any other action that would result in the System being in noncompliance with the requirements of any law, rule or regulation.

       2. Access to Information.  Subject to Section 16.11 hereof, Seller shall
       -- ---------------------
give to Buyer and its counsel, lenders, accountants, engineers, and other representatives (the "Representatives") reasonable access to the System, and to all Books and Records, and to the officers, employees, and agents of Seller, and will furnish or cause to be furnished to Buyer and its representatives all information relating to the Assets, the System, and Seller that they reasonably request. No investigation by Buyer shall diminish, obviate or constitute a waiver as to the enforcement of any of the representations, warranties, covenants or agreements of Seller under this Agreement. Seller shall furnish the Representatives during such period with all information and copies of documents concerning the affairs of the Seller as such Representatives may reasonably request and shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of Seller to cooperate fully with such Representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts affecting the financial condition, business operations and prospects of Seller and the Assets.

       3. Monthly Reports.  Seller shall provide Buyer with a balance sheet and
       -- ---------------
related statements of income and those other reports identified on Schedule 6.1(e) within thirty (30) calendar days after the end of each month, which financial statements shall fairly present the Assets, Liabilities and financial condition and results of the Seller's operations in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments.

       4. Maintenance of Assets.  Seller shall maintain all the Assets in good
       -- ---------------------
and working order and in the condition represented in this Agreement, except for obsolescence and ordinary wear and tear, and will maintain supplies of inventory and spare parts consistent with past practice but in any event, not to exceed that amount of supplies or inventory and spare parts required during sixty (60) days of normal usage. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, Seller shall take all commercially reasonable actions necessary to repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and the proceeds of any claim under any insurance policy shall be used solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

       5. Compliance With Laws.  Seller shall comply in all material respects
       -- --------------------
with all laws, rules and regulations in connection with the Assets and the System and the matters related to this Agreement. Upon receipt of notice of violation of any law, rule or regulation, Seller shall contest in good faith or cure the violation prior to the Closing Date.

       6. Insurance.  Seller shall take all action necessary to keep in full
       -- ---------
force and effect any existing insurance policies, or comparable coverage, for the Assets and the System as set forth in Seller's Disclosure Schedule.

       7. Taxes.  Seller shall take all actions necessary to file in a timely
       -- -----
manner all federal, state, and local tax and information returns hereafter required to be filed by Seller relating to or in connection with the Assets and the operation of the System, and will pay all Taxes (and any other charges, duties, penalties, interest, or fines) which become due pursuant to those returns or pursuant to any assessment which becomes due and payable unless otherwise disputed in good faith by Seller with notice thereof being provided to Buyer.

       8. No Shop.  As long as this Agreement is in effect, neither Seller (nor
       -- -------
any of its officers, directors, representatives, employees, agents or Affiliates) will, directly or indirectly, solicit, initiate, encourage or participate in negotiations or entertain or consider any unsolicited offer with respect to, or furnish or cause or permit to be furnished any information to any Person (other than such parties' respective Affiliates or their representatives with respect to the transactions contemplated by this Agreement) in connection with any inquiry or offer for any purchase or sale or merger, acquisition, combination, sale or other disposition involving the System, the Assets or any material part of the Assets.

       9. Roamer Agreements.  Seller and Buyer covenant and agree that prior to
       -- -----------------
the Closing Date each shall enter into roaming agreements with the other, consistent with standard industry practice for such agreements, so that from and after the Closing Date subscribers of the CMRS systems owned or operated by each or its Affiliates who use appropriate dual-mode wireless telephones may roam on the CMRS systems owned or operated by the other and its Affiliates.

     10.  Accounts Receivable.  Subject to Section 6.1(b)(ii), between the date
     ---  -------------------
hereof and the Closing Date, Seller will continue its existing credit and collection procedures to collect its Accounts Receivable.
                                         ====

     6.2  Closing Covenant.  On the Closing Date, if the conditions set forth in
          ----------------
Section 9.2 have been satisfied, and if this Agreement has not been terminated pursuant to Section 12, Seller shall transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 and make the deliveries provided in
Section 10.2.

     6.3  Title; Risk of Loss. Legal title and risk of loss with respect to the
          -------------------
Assets shall not pass to Buyer or any of its subsidiaries until the Assets are transferred at Closing. If prior to the Closing Date any of the Assets are destroyed or damaged by fire or other casualty, Seller may, at its option, either (a) replace or restore such Assets with Assets of comparable quality or
(b) include an amount equal to a mutually agreed upon cost of completing the replacement or repair of such property as a deduction in the calculation of the Purchase Price or, in the absence of such mutual agreement, the parties agree to extend the time for Closing as reasonably necessary to permit Seller to complete such repairs or replacement; provided, however, that nothing in this Section 6.3 shall be deemed to require Buyer to waive any condition to Closing, and the decision to waive any such condition will be in the sole discretion of Buyer, or (c) if there are sufficient insurance proceeds available to cover such damage or destruction (including any loss due to interruption of business after the Closing Date) assign its rights to such insurance proceeds to Buyer (the options referred to in (a), (b) and (c) above, collectively, the "Restoration Actions"); provided, however, that if the estimated cost of the Restoration Actions actually implemented by Seller exceeds $20,000,000, Seller shall only be obligated with respect to the Restoration Actions in the aggregate up to a total of $20,000,000. Seller shall have the right to implement one or more of the Restoration Actions concurrently subject to the written consent of Buyer not to be unreasonably conditioned or withheld. Notwithstanding the foregoing, if the estimated cost of the Restoration Actions exceeds $20,000,000, Buyer may by written notice to Seller elect to terminate this Agreement.

     6.4  Environmental Obligations.  Buyer may obtain Phase I and/or Phase II
          -------------------------
environmental reports for any of the Real Property. If any environmental report reveals any condition that would require remediation under applicable Environmental Laws, then Buyer shall deliver a written notice specifying the required remediation and the approximate cost therefore (the "Environmental Notice") to Seller who shall, within fifteen (15) Business Days after receipt of such Environmental Notice, respond to Buyer in writing (the "Environmental Response") and agree either to (a) complete such remediation prior to Closing or
(b) permit Buyer to have such remediation completed and granting Buyer the right to include such costs incurred by Buyer in completing such remediation as a deduction in the calculation of the Purchase Price. If Seller does not deliver the Environmental Response within such time period and the approximate remediation cost is an amount in excess of $20,000,000, then Buyer shall have the right, at its option, by written notice to Seller to (x) terminate this Agreement or (y) to include such costs as a deduction in the calculation of the Purchase Price. If the estimated cost of remediation exceeds $20,000,000 Seller shall only be required to have deducted from the Purchase Price and/or to incur the cost to remediate up to a total of $20,000,000. If Seller does not deliver the Environmental Response within such time period and the approximate remediation cost is less than $20,000,000, then Buyer shall have the right by written notice to include such costs as a deduction in the calculation of the Purchase Price. In the event Buyer and Seller disagree as to whether remediation is required or the cost of such remediation, irrespective of whether an Environmental Response is provided on a timely basis, the dispute shall be submitted to a mutually acceptable independent third-party expert of nationally recognized repute for determination which shall be binding upon the parties and, if necessary, the funds necessary for the remediation, if any, shall be reserved from the Purchase Price and placed in escrow pending the determination; provided, however, that in the event Buyer exercises its termination right pursuant to this Section 6.4, no funds shall be required to be placed in escrow.

     6.5  Notice of Certain Events.  Promptly upon its knowledge thereof, Seller
          ------------------------
shall advise Buyer in writing of: (i) any material adverse change in Seller, the Seller's business or the Assets, (ii) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

     6.6  Audited Financial Statements.  Seller will obtain and deliver to Buyer
          ----------------------------
the unqualified report of Arthur Andersen ("Seller's Accountant") on the audited balance sheet of Seller as of December 31, 1997, and the related statements of income and cash flow for the year then ended (collectively, "Audited Financial Statements"), prepared in accordance with the Rules of the SEC, including Regulation S-X thereof. Additionally, as promptly as practicable after providing the Audited Financial Statements, Seller shall use its reasonable best efforts to deliver prior to the Closing Date (i) the unqualified report of Seller's Accountant on the audited balance sheets of Seller as of December 31, 1996 and 1995 and the related statements of income and cash flows for the years then ended (if required to be included in the securities filings), (ii) related comfort letters to underwriters, if required and (iii) the consent of Seller's Accountant, consenting to the inclusion of the Audited Financial Statements in both an 8-K Statement and an appropriate form of Registration Statement under the Securities Act of 1933, as amended, as applicable, of Buyer or any of its Affiliates . The fees and disbursements of Seller's Accountant for the foregoing and all related services shall be borne and paid solely by Buyer, and if requested by Seller, directly to Seller's Accountant and Seller and Seller's Accountant shall be entitled to reasonable and customary indemnities and/or other protections in connection with the use of information which is furnished to Buyer in Buyer's 8-K Statement and Registration Statement.

     6.7  Seller To Remain In Control.  Notwithstanding any provision of this
          ---------------------------
Agreement that may be construed to the contrary, pending the Closing the Seller shall maintain full, complete, actual (de facto) and legal (de jure) control over the FCC Authorizations and the operation of the System in accordance with the requirements of the Communications Act.

SECTION 7. CLOSING COVENANTS OF BUYER.
           --------------------------

     7.1  Pre-Closing Covenants.  Buyer covenants and agrees with Seller that
          ---------------------
between the date hereof and the Closing Date, Buyer shall act so that each representation and warranty in Section 5 shall continue to be true on and as of the Closing Date in all material respects as if made on and as of the Closing Date. Buyer shall not take any action that is inconsistent with Buyer's obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated hereby.

     7.2  Notice of Certain Events.  Promptly upon its knowledge thereof, Buyer
          ------------------------
shall advise Seller in writing of: (i) any material adverse change in Buyer which could affect Buyer's ability to perform its obligations under this Agreement, (ii) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

     7.3  Closing Covenant.  On the Closing Date, if the conditions set forth in
          ----------------
Section 9.1 have been satisfied, and if this Agreement has not been terminated pursuant to Section 12, Buyer shall purchase the Assets from Seller as provided in Section 2 and shall make the deliveries provided in Section 10.3.

SECTION 8. SPECIAL COVENANTS AND AGREEMENTS.
           --------------------------------

     8.1  FCC Consents.  The sale of the Assets as contemplated by this
          ------------
Agreement is subject to the prior consent and approval of the FCC. Not later than ten (10) Business Days after the date of this Agreement, Buyer and Seller shall file with the FCC applications for the FCC Consents (the "Assignment Applications"). Buyer and Seller agree to use their best efforts to: (i) prosecute the Assignment Applications with all reasonable diligence; (ii) amend the Assignment Applications as may be required or desirable to effectuate the transactions contemplated hereunder; (iii) oppose any petition to deny or other opposition filed against the Assignment Applications; and (iv) otherwise use their best efforts to obtain a grant of the Assignment Applications as expeditiously as practicable. Neither Buyer nor Seller shall seek, nor cause any of their agents to seek, and each shall use its best efforts to oppose, any request for reconsideration, application for review or any other attempt to seek any form of review of the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of the Assignment Applications as required by this Section shall be a material breach of this Agreement. All fees charged by the FCC in connection with filing the Assignment Applications shall be split equally between Buyer and Seller.

     8.2  Other Consents.
          --------------

     1. To the extent necessary, within ten (10) Business Days after the date of this Agreement, Seller and Buyer shall join in any applications, filings or registrations required by any state or local Governmental Authority (including, without limitation, the South Carolina Public Service Commission) to request issuance of orders approving the transactions contemplated by this Agreement (if such orders are requisite to the completion of these transactions) and diligently and expeditiously take all steps reasonably necessary to prosecute any such applications. The failure by either party to timely file or diligently prosecute its portion of any such applications as required by this Section shall be a material breach of this Agreement. All filing and grant fees charged by such state regulatory authority in connection with such applications shall be split equally between Buyer and Seller.

     2. Seller shall commence, as soon as practicable, all action reasonably necessary to obtain all other Consents, provided that, such action does not cause a material adverse change in the terms or conditions of any Contract or Governmental Authorization that could be materially less advantageous to the System than those existing under the Contract or Governmental Authorization as in effect on the date hereof. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

     8.3  Cooperation.  The Parties shall cooperate fully with each other in
          -----------
connection with any actions required to be taken as part of their obligations under this Agreement, and will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

     8.4  HSR Filings.  Within twenty (20) Business Days after the date of this
          -----------
Agreement, Buyer shall make any and all filings that the parties determine are required under the HSR Act. All filing and grant fees in connection with such HSR Act filings shall be split equally between Buyer and Seller.

     8.5  Employees.    Seller shall terminate all of its employees as of the
          ---------
Closing Date. It is Buyer's current intention to offer employment to some or all of Seller's employees. Buyer shall provide to Seller a written list, not less than twenty (20) days prior to the Closing Date, of those employees of Seller which will be offered employment by Buyer. If Buyer offers employment to any of Sellers employees, Buyer's offers of employment shall be on terms and conditions that Buyer shall determine in its sole discretion. Buyer will consult with Seller prior to any communications with Seller's employees regarding future employment.

     8.6  Schedule Revision.  Prior to Closing, Seller shall compile a revised
          -----------------
Seller's Disclosure Schedule, which revised Seller's Disclosure Schedule shall reflect accurate and complete information as of the Closing Date.

     8.7  Transition Services.  Prior to Closing, Buyer and Seller shall
          -------------------
negotiate in good faith a transition services agreement, whereby Seller shall provide to Buyer, (i) for sixty (60) days after the Closing Date, with one option to extend for an additional sixty (60) days, transition billing and call center backup services, and (ii) for up to six (6) months after the Closing Date, on a month-to-month basis, to the extent permitted under Seller's Affiliate's existing agreements with the providers of such services, access to the NACN, CDPD and SMS platforms. The transition services agreement shall provide that Seller shall charge Buyer for billing services $2.00 per billing record during the first sixty (60) days and $2.25 per billing record for the sixty (60) day extension period and shall charge Buyer its costs for providing call center backup services and access to the NACN and CDPD and SMS platforms. The agreement shall include provisions which are customary in the industry for cellular billing agreements but shall recognize that Seller is not in the business of providing these transition services.

     8.8  Best Efforts to Obtain Financing.  Prior to the Closing, Buyer shall
          --------------------------------
use its best efforts to obtain the financing required to pay the Purchase Price at Closing.

     8.9  Best Efforts to Obtain Extensions.  Prior to the Closing, if requested
          ---------------------------------
by Buyer, Seller shall use its best efforts to extend Contracts that the parties agree in good faith are necessary or useful for the continued operation of the System.

SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.
            ---------------------------------------------

     9.1  Conditions to Obligations of Buyer.  All obligations of Buyer to
          ----------------------------------
purchase the Assets and to complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Buyer in respect to the waiver of such conditions) by Buyer, on or prior to the Closing Date, of each of the following conditions:

       1. Representations, Warranties and Covenants.  All representations and
       -- -----------------------------------------
warranties of Seller contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which will be true and correct in all respects) at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or at the Closing Date; provided that for all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitute a breach of a representation or warranty of Seller made in this Agreement (including, without limitation, Seller's Disclosure Schedule) on the date of such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date (except as limited by the time periods set forth in Section
12.2 if notice is given pursuant to that Section). There shall be delivered to Buyer at Closing a certificate signed by the President of Seller to the foregoing effect ("Seller's Closing Certificate").

       2. Consents.  The FCC Consents shall have become Final Orders and shall
       -- --------
not contain conditions that are material and adverse to the System or the Buyer. Notwithstanding anything to the contrary contained in this Section 9.1, Section
9.2 or otherwise, if no petitions to deny the Assignment Applications have been filed within the applicable public comment period, and the FCC thereafter grants said Applications and such grant becomes legally effective by the release of an FCC Public Notice announcing the grant (the "Effective Order"), Buyer may, with the written consent of Seller, waive on behalf of the parties the requirement that the FCC Consents shall have become Final Orders. Consents for the assignment of all Real Property Leases listed in Schedule 4.9 of Seller's Disclosure Schedule shall have been obtained without any material and adverse change in the terms or conditions of any such Real Property Lease or Contract, unless (i) such Consent is waived by the Buyer, (ii) Seller agrees, in its sole discretion, to indemnify Buyer for increased costs or other damages resulting from the failure to obtain such Consent, or (iii) the parties mutually agree on an alternative course of action to resolving the absence of any such Consent. Any such Real Property Lease or other Contract for which a Consent to the assignment from Seller to Buyer is not obtained shall remain the responsibility of Seller unless Buyer specifically agrees in writing to take assignment of such Real Property Lease or other Contract without the Consent to the assignment.

       3. Governmental Authorizations.  Seller shall be the holder of all FCC
       -- ---------------------------
Authorizations and any other FCC licenses and permits granted on or before the Closing Date and necessary to operate the System, and there shall not have been any modification of any of the FCC Authorizations that could have a materially adverse effect on Seller's operation of the System. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely in any material respect any of the Governmental Authorizations.

       4. Deliveries.  Seller shall have made all the deliveries to Buyer set
       -- ----------
forth in Section 10.2.

       5. Opinions of Counsel.  Seller shall have delivered to Buyer one or more
       -- -------------------
opinions of Seller's counsel (which may be in-house counsel with respect to the matter to be addressed pursuant to Section 9.1(e)(iv)(A)(iii)), dated as of the Closing Date, addressed to Buyer and providing substantially as follows:

     1.   Seller's existence and good standing are as stated in Sections 4.1 and
4.2 hereof;

     2. Seller has full corporate power and authority to consummate the transactions contemplated by this Agreement;

     3. This Agreement and the documents contemplated hereby and all other agreements and undertakings contained in this Agreement have been duly authorized, executed and delivered, and (other than the noncompete/nonsolicitation agreements referenced in Section 2.9) all such instruments are valid and enforceable against Seller in accordance with their respective terms except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and the enforceability of equitable remedies including injunctive relief and specific performance;

     4. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby (A) will violate, conflict with, or constitute a breach of any of the terms of (i) Seller's Articles of Incorporation or Bylaws, or, (ii) to the best knowledge of such counsel, violate any federal, North Carolina or New York law or regulation or any presently existing order, judgment, injunction award or decree applicable to Seller or the Assets or (iii) subject to the receipt of any required consent or the providing of any required notice or similar action, any Contract listed pursuant to Section 4.14 in Seller's Disclosure Schedule; or (B) requires the authorization, consent, order, permit, approval of or providing of notice to, or filing with, any federal, North Carolina or New York governmental body under any statute or rule known to such counsel for consummation by Seller of the transactions contemplated hereby other than the filings under the HSR Act and the Assignment Applications;

     5. Seller holds all the FCC Authorizations, which include all of the FCC licenses, permits and authorizations necessary for the Seller to operate a Cellular Radiotelephone system on Frequency Block A in the Market as currently configured, and the FCC Authorizations are in full force and effect;

     6. There is no final adverse order, decree or other ruling that has been issued by the FCC against Seller or the System or, to the best of counsel's knowledge, no complaint, investigation, proceeding, petition, notice of violation, or notice of apparent liability pending or threatened by or before the FCC against Seller or the System; and

     7. All FCC Consents and orders required for assignment of the FCC Authorizations to Buyer have been duly issued, are in full force and effect and are Final Orders unless the parties close on Effective Order. No further consent, approval, authorization or order of the FCC not obtained and in effect on the date of the opinion is required to assign the Governmental Authorizations from Seller to Buyer.

       1. Adverse Changes.  Between the Balance Sheet Date and the Closing Date
       -- ---------------
there shall have been no material adverse change in the Assets or the condition (financial or otherwise) of the System.

       2. No Governmental Proceeding or Litigation.  No suit, action,
       -- ----------------------------------------
investigation, inquiry or other proceeding by any governmental authority or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or which would reasonably be expected to affect materially and adversely the value of the Assets.

       3. HSR Act.  The applicable waiting periods, including any extension
       -- -------
thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.

       4. Non-foreign Affidavit.  At Closing, Seller shall furnish to Buyer an
       -- ---------------------
affidavit stating, under penalty of perjury, that the indicated number is its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     9.2  Conditions to Obligations of Seller.  The obligations of Seller to
          -----------------------------------
sell, transfer and convey the Assets and complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Seller with respect to the waiver of such conditions) by Seller, on or prior to the Closing Date, of each of the following conditions:

       1. Representations, Warranties and Covenants.  All representations and
       -- -----------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which will be true and correct in all respects) as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or on the Closing Date. There shall be delivered to Seller at Closing a certificate of the President of Buyer to the foregoing effect ("Buyer's Closing Certificate").

       2. Deliveries.  Buyer shall have made all the deliveries set forth in
       -- ----------
Section 10.3.

       3. Buyer's Opinion.  Buyer shall have delivered to Seller one or more
       -- ---------------
opinions of Buyer's counsel, dated as of the Closing Date, addressed to Seller and providing with respect to Buyer (or with respect to its permitted assignees to the extent assigned as though they were a party hereto) substantially as follows:

     1. Buyer's existence and good standing are as stated in Section 5.1 hereof;

     2. Buyer has full corporate (or other entity) power and authority to consummate the transactions contemplated by this Agreement;

     3. This Agreement and the documents contemplated hereby and all other agreements and undertakings contained in this Agreement have been duly authorized, executed and delivered, and all such instruments are valid and enforceable against Buyer in accordance with their respective terms except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and the enforceability of equitable remedies including injunctive relief and specific performance;

     4. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby (i) will violate, conflict with, or constitute a default under Buyer's Certificate of Incorporation or applicable formation document, or, to the best knowledge of such counsel, any United States federal law or regulation applicable to Buyer; or (ii) requires the authorization, consent, order, permit or approval of, or filing with, any United States federal governmental body under any statute or rule known to such counsel for consummation by Buyer of the transactions contemplated hereby other than the filings under the HSR Act and the Assignment Applications; and

     5. All FCC Consents and orders required for assignment of the FCC Authorizations to Buyer have been duly issued, are in full force and effect and are Final Orders unless the parties close on Effective Order. No further consent, approval, authorization or order of the FCC not obtained and in effect on the date of the opinion is required to assign the Governmental Authorizations from Seller to Buyer.

     1.   HSR Act.  The applicable waiting period, including any extension
     --   -------
thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.

     2.   FCC and Other Consents.  The FCC Consents shall have been granted.
     --   ----------------------

SECTION 10. CLOSING; CLOSING DELIVERIES.
            ---------------------------

     10.1  Closing; Termination.
           --------------------

       1. Closing Date.  The Closing shall take place within five (5) Business
       -- ------------
Days after the grants of the FCC Consents become   Final Order (or Effective
Order, if applicable), or on such other date that is agreed upon in writing by Buyer and Seller.

       2. Closing Place.  The Closing shall be held at the offices of Patton
       -- -------------
Boggs, L.L.P., 2550 M Street, N.W. in Washington, D.C. or any other place that is agreed upon in writing by Buyer and Seller.

     10.2  Deliveries by Seller.  Prior to or on the Closing Date, Seller shall
           --------------------
deliver, or cause to be delivered by its Affiliates or subsidiaries, to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

     1. All deeds and bills of sale, assignments and other instruments of conveyance and transfer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer (other than the Excluded Assets or any other assets specifically excluded herein), including, without limitation, the following:

     1.   one or more assignments of lease with respect to the Real Property
Leases;

     2.   one or more bills of conveyance with respect to the Personal Property;

     3. one or more assignments with respect to the Contracts and Subscriber Agreements;

     4.   one or more assignments with respect to the Governmental
Authorizations;

     5.   one or more assignments with respect to the Intangibles; and

     6. such other instruments as shall be reasonably requested by Buyer to vest in Buyer title to the Assets free and clear from all Encumbrances in accordance with the provisions hereof.

     1.   the Books and Records;

     2.   all Consents required pursuant to Section 9.1(b);

     3. evidence of the satisfaction of any Seller indebtedness, including UCC-3 termination statements;

     4. Copies of resolutions adopted by the board of directors of Seller, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date;

     5.   Seller's Closing Certificate;

     6.   the opinion described in Section 9.1(e);

     7. certified copies of Seller's Articles of Incorporation and a Certificate of Existence;

     8.   a copy of Seller's Bylaws which have been certified by its Secretary;

     9. all such other documents and instruments as Buyer or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby;

     10.  the Non-foreign Affidavit described in Section 9.1(i);

     11.  the Capital Expenditures Summary;

     12.  a calculation of the Initial Adjustment Amount pursuant to Section
2.7;

     13.  the Closing Date Balance Sheet and accompanying Closing Statement; and

     14.  a revised Seller's Disclosure Schedule pursuant to Section 8.7.

     15.  the non-compete agreement required by Section 2.9, and

     16.  payoff letters satisfactory to Buyer and its lenders, if applicable.

     10.3  Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall
           -------------------
deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

     1. The Purchase Price, as adjusted pursuant to Section 2.7, payable on the Closing Date in cash by wire transfer of immediately available funds to an account designated by Seller in writing and delivered to Buyer no later than two (2) Business Days prior to the Closing Date;

     2.   The Capital Expenditures Payment;

     3. Copies of resolutions adopted by the board of directors or members or managers, as the case may be, of Buyer, and each permitted assignee, if any, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date;

     4.   Buyer's Closing Certificate;

     5. certified copies of Buyer's Certificate of Incorporation and each permitted assignee, if any, constituent document;

     6.   a copy of Buyer's By-Laws which have been certified by its Secretary;

     7.   an assumption by Buyer of all the Assumed Liabilities set forth in
Section 3.1;

     8.   the opinion described in Section 9.2(c);

     9. a Certificate of Good Standing for Buyer and each permitted assignee, if any, from the appropriate state authority; and

     10. all such other documents and instruments as Seller or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby.

     10.4  Form of Instruments. All of the foregoing instruments shall be in
           -------------------
form and substance, and executed and delivered in a manner, reasonably satisfactory to Buyer's counsel and Seller's counsel.

SECTION 11.    ACTIONS BY SELLER AND BUYER AFTER THE CLOSING.
               ---------------------------------------------

     11.1  Tax Matters: Payments of Debts and Liabilities.
           ----------------------------------------------

       1. Books and Records.  Each party agrees that it will cooperate with and
       -- -----------------
make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 11.1(a) shall be subject to the terms of Section 16.11.

       2. Cooperation and Records Retention.  Seller and Buyer shall (i) each
       -- ---------------------------------
provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

       3. Following the Closing Date. Seller shall promptly pay when due all of
       -- --------------------------
its debts and Liabilities, including any liability for income taxes and excluding any debts and Liabilities expressly assumed by Buyer hereunder; provided, however, this covenant shall not apply to any debt or Liability or portion thereof, that Seller is contesting in good faith by appropriate proceedings; and provided further, that Seller shall pay promptly all or that portion of such contested debt or Liability that is found to be owing at the completion of such proceedings.

     11.2  Closing Financial Statements.  Seller shall deliver the Closing
           ----------------------------
Financial Statements within forty-five (45) days after the Closing Date. Buyer and Seller will cooperate in the preparation or audit, if deemed necessary by Buyer, at Buyer's expense, of any Financial Statements.

     11.3  Rescission.  In the event that Closing occurs on Effective Order and
           ----------
if the FCC Consents are subsequently withdrawn and if at such time or thereafter the parties are legally obligated to rescind the transactions contemplated by this Agreement, the parties shall rescind the transaction in a manner that puts each party in the position it would have been in as of the Closing Date, had the transactions contemplated hereby not been consummated. Buyer further covenants and agrees that in the event of a rescission pursuant to this Section 11.3, Buyer will transfer, assign and deliver the Assets and the System to Seller in substantially the same condition as the Assets and System existed on the Closing Date, except and, to the extent there is a net diminution in the value of the Assets, subject to appropriate compensation, except for (i) ordinary wear and tear, (ii) Assets sold, transferred or otherwise disposed of in the ordinary course of business and
(iii) changes in any Assets (including the loss or destruction thereof) after the Closing Date to the extent such changes are not due to the acts or omissions of Buyer or would have occurred absent the Closing and Seller shall return the Purchase Price to Buyer net of compensation if Seller and Buyer agree to the amount of such compensation or, otherwise, Seller shall pay the Purchase Price less the amount in controversy to Buyer with the amount in controversy to be placed in escrow pending resolution of the dispute pursuant to Section 15 hereof.

SECTION 12.    TERMINATION.
               -----------

     12.1  Grounds for Termination.
           ------------------------

     1. Unless Buyer elects to close upon the issuance of an Effective Order, either party may terminate this Agreement if Final Orders granting the FCC Consents are not obtained within twelve (12) months after the filing of the Assignment Applications.

     2. Either party may terminate this Agreement if the terminating party is not then in material breach hereof, by sending a termination notice to the other party declaring that this Agreement shall terminate and be deemed null and void, upon the occurrence of either of the following:

     1.   If on the Closing Date any of the conditions precedent set forth in
Section 9 hereof to the obligations of the terminating party have not been satisfied by the non-terminating party or waived by the terminating party;

     2. If, subject to Section 12.2, the other party has breached any representations, warranties, covenants or agreements contained herein; provided, however, with respect to breaches of representations and warranties, the nonbreaching party shall not have a right to terminate this Agreement unless the damages reasonably expected to result from such breaches exceed $1,000,000; provided further that the Closing hereunder pursuant to this Section 12.1(b)(ii) shall not affect the nonbreaching party's right to indemnity hereunder; or

     3. If, subject to Section 12.2, there shall be in effect any judgment, decree, or order that would prevent or make the Closing unlawful.

     12.2  Breaches and Defaults; Opportunity to Cure.  Prior to the exercise by
           ------------------------------------------
a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") is basing such termination upon a breach by the other party (the "Breaching Party"), the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach and such breach can reasonably be expected to be cured during the additional time period, the Breaching Party shall be afforded an additional reasonable amount of time to cure such breach but not to exceed an additional sixty (60) days; provided, further, however, that Buyer shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Purchase Price to be delivered to Seller at Closing. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.1).

SECTION 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
            ----------------------------------------------
          INDEMNIFICATION.
          ---------------


     13.1  Representations and Warranties.  All representations and warranties
           ------------------------------
of the parties hereto contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of one
(1) year from the Closing Date; provided, however, that the representation and warranty contained in Section 4.19 shall survive the Closing for a period of two
(2) years and the representations and warranties contained in Sections 4.3, 4.16, 4.24, 4.27, 5.2 and 5.9 shall survive the Closing for a period equal to the statute of limitations for breach of contract under the governing law specified by Section 16.5. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by a party shall affect the other party's right to rely on any representation or warranty made by the first party or relieve the first party of any obligations hereunder as the result of a breach of any of its representations and warranties.

     13.2  Indemnification by Seller.  Subject to Section 13.4 hereof,
           -------------------------
notwithstanding the Closing, Seller hereby agrees to indemnify and hold Buyer and its shareholders, members, partners, managers, officers, employees and their agents, representatives and permitted assigns harmless against and with respect to, and shall reimburse Buyer for:

       1. Breach.  Any and all losses, Liabilities, damages, lawsuits, claims,
       -- ------
deficiencies and related interest, demands, costs, expenses, penalties and reasonable attorney's fees (collectively, "Damages") resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered by Seller to Buyer hereunder; and

       2. Ownership.  Any and all Damages resulting from the ownership of the
       -- ---------
Assets prior to the Effective Time including, without limitation, the Excluded Liabilities; and

       3. Legal Matters.  Any and all actions, suits, proceedings, claims,
       -- -------------
demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses (collectively, "Claims"), incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; provided, however, that Seller shall not be required to indemnify and hold harmless Buyer under this
Section 13.2 with respect to any Damages or Claims arising out of any breach of the representations and warranties contained in Section 4, unless and until Damages and/or Claims for which such indemnification is sought under this
Section 13.2 shall exceed in the aggregate Two Hundred and Fifty Thousand Dollars ($250,000), in which event Seller shall indemnify and hold Buyer harmless for the full amount of such Damages and/or Claims, provided further that in no event shall the aggregate liability of Seller for all Damages and/or Claims arising out of or relating to this Agreement exceed Eight Million Dollars ($8,000,000) (the "Seller Total Claim Cap"); provided, however, that the Seller Total Claim Cap shall not apply to claims by Buyer based (predominantly with respect to (i) only) on (i) Seller's knowing and intentional misrepresentation of material facts actually known by one or more of those executive employees listed in the definition of "To Seller's knowledge", (ii) Excluded Liabilities,
(iii) failure to proceed to Closing if all conditions precedent are not met and Buyer is not in default, (iv) failure to comply with the obligations to creditors of Seller, which obligations are not extinguished by compliance with the terms of the South Carolina Bulk Sales Act (v) failure to comply with the post-closing covenants contained in Section 11.1, 16.2, 16.4 and 16.11 or (vi) failure of Seller or its Affiliates to comply with the terms of the noncompetition/nonsolicitation agreements referenced in Section 2.9.

     13.3  Indemnification by Buyer.  Subject to Section 13.4 hereof,
           ------------------------
notwithstanding the Closing, Buyer hereby agrees to indemnify and hold Seller its shareholder, members, partners, managers, officers, employees and their agents, representatives and permitted assigns harmless against and with respect to, and shall reimburse Seller for:

       1. Breach.  Any and all Damages resulting from any untrue representation,
       -- ------
breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered by Buyer to Seller hereunder;

       2. Ownership.  Any and all Damages resulting from the ownership of the
       -- ---------
Assets after the Effective Time; and

       3. Legal Matters. Any and all Claims, incident to any of the foregoing or
       -- -------------
incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, provided, however, that Buyer shall not be required to indemnify and hold harmless Seller under this
Section 13.3 with respect to any Damages or claims arising out of any breach of the representations and warranties contained in Section 5, unless and until Damages and/or claims for which such indemnification is sought under this
Section 13.3 shall exceed in the aggregate Two Hundred and Fifty Thousand Dollars ($250,000), in which event Buyer shall indemnify and hold Seller harmless for the full amount of such Damages and/or Claims; provided, further, however, that in no event shall the aggregate liability of Buyer for all Damages and/or Claims arising out of or relating to this Agreement exceed Eight Million Dollars ($8,000,000) (the "Buyer Total Claim Cap"); provided further, however, that the Buyer Total Claim Cap shall not apply to Claims by the Seller for (i) Assumed Liabilities, (ii) Buyer's knowing and intentional misrepresentation of material facts actually known to Michael Kalogris, David Clark or Patricia Gallagher and (iii) failure to comply with the post-closing covenants contained in Sections 11.1, 16.2, 16.4 and 16.11; and

     4.   Liquidated Damages.  In the event of a termination of this Agreement
     --   ------------------
by Seller in accordance with the terms of Section 12.1(b)(ii) prior to Closing, as Seller's sole and exclusive remedy and in lieu of any other claims Seller may have against Buyer pursuant to this Agreement, Seller shall be entitled to retain the Escrow Amount as liquidated damages.

     13.4  Limitation of Damages.  The foregoing obligations described in
           ---------------------
Sections 13.2 and 13.3 shall be subject to and limited by the following principles and limitations.

     1. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is one (1) year following the Closing Date ("Claim Period") and shall thereafter terminate; provided, however, that the representations and warranties contained in Section 4.19 shall survive for a period through the date that is two (2) years following the Closing Date and the representations and warranties contained in Sections 4.3, 4.16, 4.24, 4.27, 5.2 and 5.9 shall survive the Closing for a period equal to the statute of limitations for breach of contract under the governing law specified by Section
16.5. Claims first asserted within the Claim Period referred to above shall not be barred and shall survive indefinitely until such claims are resolved. Any claims asserted after the Claim Period shall be barred.

     13.5  Procedure for Indemnification. The procedure for indemnification
           -----------------------------
shall be as follows:

       1. Notice.  The party entitled to be indemnified (the "Claimant") shall,
       -- ------
as soon as practicable after Claimant becomes aware of the facts, condition or event that gives rise to a Damage or Claim, give notice to the party required to provide indemnification (the "Indemnitor") of any Damage or Claim, whether solely between the parties or brought by another party, specifying the factual basis for the claim and the amount thereof.

       2. Investigation.  With respect to claims between the parties, following
       -- -------------
receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty
(30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

       3. If any lawsuit or enforcement action (a "Third-Party Action") is filed against a Claimant entitled to the benefit of indemnity hereunder, written notice (the "Third-Party Action Notice") shall be given by the Claimant to the Indemnitor as promptly as practicable (and in any event within ten (10) Business Days after the service of the citation or summons or other manner of process). After such notice, if the Indemnitor shall acknowledge in writing to the Claimant that the Indemnitor shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Action, then the Indemnitor shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Action, (ii) to employ and engage attorneys of its choice to handle and defend the same, at the Indemnitor's cost, risk and expense, and (iii) to compromise or settle such Third-Party Action, which compromise or settlement shall be made only with the written consent of the Claimant (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Claimant. If the Indemnitor fails to assume the defense of such Third-Party Action within fifteen (15) Business Days after receipt of the Third-Party Notice, the Claimant will (upon delivering notice to such effect to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Third-Party Action; provided, however, that such Third-Party Action shall not be compromised or settled without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Claimant assumes the defense of the Third-Party Action, the Claimant will keep the Indemnitor timely informed of the progress of any such defense, compromise or settlement.

     4.   Bulk Sales.  It may not be practicable to comply or attempt to comply
     --   ----------
with the procedures of the "Bulk Sales Act" or similar law of the state in which the Assets are situated or of any other state that may be asserted to be applicable to this Agreement. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of this Article 13 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller to comply with any such laws.

     13.6  Knowledge and Materiality.  Notwithstanding anything to the contrary
           -------------------------
contained herein, for purposes of this Section 13 only, the representations and warranties contained in Sections 4 and 5 shall be deemed to be made without qualification with respect to knowledge. Notwithstanding anything to the contrary contained herein, for purposes of this Section 13 only, all claims shall be deemed to be material until the basket of $250,000 referenced in 13.2 and 13.3 has been attained and thereafter a claim with respect to any item qualified by materiality shall be deemed to be material only if the damages associated with such item exceeds $5,000.

SECTION 14.    REMEDIES.
               --------

     14.1  By Seller.  If Seller has the right to terminate pursuant to Section
           ---------
12(b)(i) hereof, Seller may at its sole election (i) waive such right and close (without waiving its rights to recover Damages pursuant to Section 13); or (ii) terminate the Agreement and seek all remedies to which it is entitled by law.

     14.2  By Buyer.  If Buyer has the right to terminate this Agreement
           --------
pursuant to Section 12(b)(i) hereof, Buyer may at its sole election either (i) waive such right and close (without waiving its rights to recover Damages pursuant to Section 13); or (ii) terminate the Agreement and seek all remedies to which it is entitled by law.

     14.3  Generally; No Implied Release.  A termination of this Agreement will
           -----------------------------
not release either party from breach of this Agreement which occurs prior to such termination, except to the extent that such party's liability is limited or released as expressly set forth in this Agreement.

     14.4  Specific Performance.  The parties recognize that if Seller fails or
           --------------------
refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of Seller's obligations under the terms of this Agreement. If any action is brought by Buyer against Seller to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

SECTION 15. ARBITRATION.
            -----------

     The parties agree that any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement or the breach, termination or validity thereof shall be resolved by arbitration; provided, however, that nothing contained in this Section 15 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief solely to compel the other party to comply with its non-monetary obligations under this Agreement, including the right to specific performance set forth in Section 14.4. Within ten (10) days following the date that a dispute arises hereunder, Buyer and Seller shall select a mutually acceptable arbitrator located in the Washington, D.C. metropolitan area to resolve such dispute. If the parties are unable to agree upon the arbitrator within the ten (10) day period, then three arbitrators shall be selected pursuant to the rules of the American Arbitration Association. Such arbitration shall be conducted in Washington, D.C. pursuant to the rules of the American Arbitration Association, and shall be concluded as soon as reasonable practicable. The arbitrators shall render a written decision, which shall include findings of fact and conclusions of law. The decision of the arbitrators shall be final, conclusive and binding on the parties and judgment thereon may be entered in any court having jurisdiction. The party not prevailing shall be responsible for all fees and expenses, including attorneys fees, in connection with such arbitration.

SECTION 16. MISCELLANEOUS.
            -------------

     16.1  Allocation of Purchase Price.  On the Closing Date, Buyer and Seller
           ----------------------------
shall mutually agree in writing upon the allocation of the Purchase Price among the Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Purchase Price Adjustment. The parties agree that such allocation shall be made based upon the relative fair market values of the Assets as of the Closing Date and the noncompete/nonsolicitation agreements which the parties agree shall be allocated an aggregate value of $100,000) referred to in Section 2.9. In the absence of mutual agreement within such period, the parties shall submit promptly the determination of such allocation to the Independent Accountant who will be engaged by the parties to allocate the Purchase Price among the Assets based upon the relative fair market values as of the Closing Date and the noncompete/nonsolicitation agreements referred to in
Section 2.9. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party whose proposed allocations of the Purchase Price differs to the greater extent from that of the Independent Accountant (as to be determined by the Independent Accountant). In addition, Buyer and Seller agree that they: (i) shall jointly complete and separately file in a timely fashion Form 8594 with each of their federal income tax returns for the year required; and (ii) shall not take any position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of the agreed upon (or determined by the Independent Accountant) allocation without the written consent of the other.

     16.2  Fees and Expenses.   Any transfer taxes (including any bulk sales
           -----------------
taxes), sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer and conveyance of the Assets from Seller to Buyer shall be split equally between Buyer and Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

     16.3  Notices.  All notices, demands, and requests required or permitted to
           -------
be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery (which shall include delivery by facsimile if received between the hours of 9:00 AM and 5:00 PM, local time, on any Business Day), (ii) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested or (iii) on the next day if sent by overnight courier, in each case addressed as follows:

If to Seller:

     Vanguard Cellular Systems of South Carolina, Inc.
     2002 Pisgah Church Road
     Greensboro, NC 27455
     Attention:  Richard C. Rowlenson, Vice President and General
             Counsel
     Facsimile:  (336)545-2219

With copies (which shall not constitute notice) to:

     Paul C. Besozzi, Esq.
     Patton Boggs, L.L.P.
     2550 M Street, N.W.
     Washington, DC  20037
     Facsimile:  (202) 457-6315

If to Buyer:

     Triton PCS, Inc.
     101 Lindenwood Drive
     Suite 125 Malvern, PA 19355
     Attention:  Michael E. Kalogris, CEO
     Facsimile:  610-993-2683

With copies (which shall not constitute notice) to:

     Howard Davis, Esq.
     Kleinbard, Bell & Brecker, LLP
     1900 Market Street, Suite 700
     Philadelphia, PA 19103
     Facsimile:  (215) 568-0140

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 16.3.

     16.4  Further Assurances.  The parties shall take any actions and execute
           ------------------
any other documents that reasonably may be necessary or desirable to the implement and consummation of this Agreement.

     16.5  Governing Law.  This Agreement shall be governed, construed, and
           -------------
enforced in accordance with the laws of the State of New York, including principles of conflicts of law; provided, however, that with respect to the Real Property this Agreement shall be governed, construed and enforced in accordance with the laws of the State of South Carolina.

     16.6  Headings.  The headings herein are included for ease of reference
           --------
only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     16.7  Gender and Number.  Words used herein, regardless of the gender and
           -----------------
number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and another number, singular or plural, as the context requires.

     16.8  Entire Agreement.  This Agreement, all annexes, schedules and
           ----------------
exhibits hereto, and all certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the parties with respect to the subject matter hereof. This Agreement supersedes that certain confidentiality agreement between the parties dated December 18,1997 and that certain letter agreement between the parties, dated February 18, 1998, and all other prior negotiations and agreements between the parties. This Agreement cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

     16.9  Severability.  In the event that any one or more of the provisions
           ------------
contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all the rights and privileges established hereunder shall be enforceable to the fullest extent permitted by law.

     16.10  Benefit and Assignment.  This Agreement shall be binding upon and
            ----------------------
shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided no such consent shall be required upon assignment by Buyer of any of its rights and obligations to an Affiliate of Buyer (which Affiliate shall join in the representations and warranties of Buyer in Section 5 hereof as though it were a party hereto to the extent such representations and warranties are applicable to such Affiliate) or a transferee of the FCC Authorizations and Buyer shall remain responsible for all of the assignee's obligations; provided that such assignment will not reasonably be expected to cause any delay or postponement of the Closing in excess of five (5) Business Days.

     16.11  Confidential Information.  Neither party shall disclose the
            ------------------------
transaction contemplated herein until after the date of execution of this Agreement after which date either party may make a public announcement. Copies of any public announcements shall be provided to the other party via facsimile
the day of such announcement.   In connection with the negotiation of this
Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party and its Representatives shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except among Representatives in connection with the transactions contemplated hereby or as otherwise required by law, including securities laws or as required by either party to enforce its rights under this Agreement. In the event of the termination of this Agreement for any reason whatsoever, each party shall return (or destroy with delivery of a certificate confirming such destruction) to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. The parties acknowledge, but do not represent or warrant, that portions of the Assets, including but not limited to subscriber lists and Subscriber Agreements, constitute trade secrets and confidential business information. Each party agrees not to disclose any such information to any party other than the other party unless and until such time as this Agreement is terminated; provided, however, after the Closing Date, Buyer shall have the right to disclose such information as it deems appropriate in its sole discretion.

     16.12   Counterparts.  This Agreement may be signed in counterparts with
             ------------
the same effect as if the signature on each counterpart were upon the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         BUYER:


ATTEST:                  TRITON PCS, INC.


_______________________  By: _____________________________________
Secretary                Title: ____________________________________



                         SELLER:

                         VANGUARD CELLULAR SYSTEMS OF SOUTH
ATTEST:                  CAROLINA, INC.


_______________________  By: _____________________________________
Secretary                Title: ____________________________________

SELLER'S DISCLOSURE SCHEDULE
----------------------------


Schedule 1     Excluded Assets

Schedule 2.6   Previously Approved Capital Expenditures

Schedule 2.9   Form of Noncompetition/Nonsolicitation Agreement

Schedule 3.1   Assumed Obligations

Schedule 4.4   Certain Changes or Events

Schedule 4.7   Consents

Schedule 4.8   Governmental Authorizations

Schedule 4.9   Description of Real Property

Schedule 4.10  Description of Personal Property

Schedule 4.11  Subscriber Agreements Not in Ordinary Course of Business

Schedule 4.12  Resale Agreements

Schedule 4.13  Financial Statements

Schedule 4.14  Contracts

Schedule 4.15  Description of Intangibles

Schedule 4.16  Taxes

Schedule 4.17  Insurance Policies

Schedule 4.19  Employee Plans

Schedule 4.20  Litigation

Schedule 4.21  Compliance with Laws

Schedule 4.25  Accounts Receivable

Schedule 6.1(e)  Monthly Reports